Exhibit (a)(1)(A)

         OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
FX ALLIANCE INC.
at
$22.00 Net Per Share
by
CB TRANSACTION CORP.,
a wholly-owned subsidiary
of
THOMCORP HOLDINGS INC.,
an indirect and wholly-owned subsidiary
of
THOMSON REUTERS CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, AUGUST 14, 2012, UNLESS THE OFFER IS EXTENDED.

        This Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of July 8, 2012 (as it may be amended from time to time, the "Merger Agreement"), among Thomcorp Holdings Inc. ("Thomcorp"), a Delaware corporation, CB Transaction Corp., a Delaware corporation and a direct wholly-owned subsidiary of Thomcorp ("Offeror"), FX Alliance Inc., a Delaware corporation ("FX") and, solely with respect to Section 9.13 of the Merger Agreement, Thomson Reuters Corporation, a corporation under the laws of the Province of Ontario, Canada ("Thomson Reuters"). Offeror is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (collectively, the "Shares" or the "FX Common Stock") of FX at a price of $22.00 per Share, net to the seller in cash, without interest and less taxes required to be withheld (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase, the "Offer"). All references to this Offer to Purchase, the Letter of Transmittal and the Offer include any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, respectively. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Shares. After the completion of the Offer and the satisfaction or the waiver of the conditions to the Merger (as defined below), Offeror will merge with and into FX (the "Merger"), with FX being the surviving corporation in the Merger and becoming a direct wholly-owned subsidiary of Thomcorp.

        The Board of Directors of FX (the "FX Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, are advisable, fair to and in the best interests of FX's stockholders and (ii) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, in accordance with Delaware law. THE FX BOARD HAS UNANIMOUSLY RECOMMENDED THAT FX'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

        There is no financing condition to the Offer. The Offer is subject to various conditions. See "Section 15—Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1 through 6. You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:	The Depositary for the Offer is:

199 Water Street, 26th Floor New York, NY 10038 Banks and Brokers, Please Call: (212) 440-9800 All Others Call Toll-Free: (866) 277-8239	P.O. Box 43011 Providence, RI 02940-3011 Eligible Institutions: (617) 360-6810 Confirmation Only: (781) 575-2332

July 18, 2012

IMPORTANT

        If you desire to tender all or any portion of your Shares in the Offer prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement), this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate representing shares of FX Common Stock has been issued to you or you hold shares of FX Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to Computershare Inc., the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach Computershare Inc., the Depositary for the Offer, before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to Computershare Inc., the Depositary for the Offer, before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Georgeson Inc., our information agent for the Offer, at (866) 277-8239 if you require assistance. See "Section 3—Procedure for Accepting the Offer and Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

*    *    *

        Questions and requests for assistance may be directed to Georgeson Inc., our information agent for the Offer, at the address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from Georgeson Inc., our information agent for the Offer, or from your broker, dealer, bank, trust company or other nominee.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:	The Depositary for the Offer is:

199 Water Street, 26th Floor New York, NY 10038 Banks and Brokers, Please Call: (212) 440-9800 All Others Call Toll-Free: (866) 277-8239	P.O. Box 43011 Providence, RI 02940-3011 Eligible Institutions: (617) 360-6810 Confirmation Only: (781) 575-2332

SUMMARY TERM SHEET

        This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein, and in the related Letter of Transmittal provided with this Offer to Purchase. Questions or requests for assistance may be directed to Georgeson Inc., our information agent for the Offer, at the address and telephone number as set forth on the back cover of this Offer to Purchase.

        All references in this Offer to Purchase to "Offeror," "we," "our," or "us" mean CB Transaction Corp., a Delaware corporation and wholly-owned subsidiary of Thomcorp Holdings Inc., a Delaware corporation. All references in this Offer to Purchase to "FX" refer to FX Alliance Inc., a Delaware corporation. Section references are included to direct you to a more complete description of the topics discussed in this Offer to Purchase.

Securities Sought:	All outstanding shares of FX common stock, par value $0.0001 per share (collectively, the "Shares" or the "FX Common Stock").
Consideration Offered Per Share:
$22.00 per Share, net to the seller in cash, without interest (the "Offer Price"). Any payments made as consideration for Shares tendered into and accepted in the Offer will be reduced by any applicable withholding taxes, and no interest will be paid thereon.
Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Tuesday, August 14, 2012.
Offeror:
CB Transaction Corp., a Delaware corporation and a direct wholly-owned subsidiary of Thomcorp Holdings Inc., a Delaware corporation ("Thomcorp"), an indirect, wholly-owned subsidiary of Thomson Reuters Corporation, a corporation under the laws of the Province of Ontario, Canada ("Thomson Reuters").
Minimum Condition:
Prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement (as defined below)) there are validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the expiration date of the Offer) and not properly withdrawn a number of Shares that, together with any Shares beneficially owned by Thomcorp and Offeror, constitute at least a majority of the total number of then outstanding Shares on a fully diluted basis. We refer to this condition as the "Minimum Condition."

Tender and Support Agreements:	Concurrently with the execution of the Merger Agreement, and in consideration thereof, each of TCV VI, L.P., TCV Member Fund, L.P., Philip Z. Weisberg, in his individual capacity and in his capacity as the sole trustee of Philip Z. Weisberg 2012 Grantor Retained Annuity Trust, and John W. Cooley (collectively, the "Stockholders"), entered into tender and support agreements (the "Tender and Support Agreements") with Thomcorp and Offeror, whereby each Stockholder agreed, subject to the terms and conditions set forth therein, among other things, to tender and not withdraw all of its or his Shares in the Offer and vote in favor of the adoption of the Merger Agreement and the approval of the Merger. As of July 8, 2012, the Stockholders beneficially owned, in the aggregate, approximately 32.5% of the outstanding Shares.
FX's Board of Directors Recommendation:
FX's board of directors (the "FX Board") has unanimously recommended that FX's stockholders tender their Shares into and accept the Offer, and, if required by applicable law, vote in favor of the adoption of the Merger Agreement.

Other Information

        The Offer is the first step in Thomcorp's plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of July 8, 2012 (as it may be amended from time to time, the "Merger Agreement"), by and among Thomcorp, Offeror, FX and, solely with respect to Section 9.13 of the Merger Agreement, Thomson Reuters. If the Offer is successful, Thomcorp, through Offeror, its direct wholly-owned subsidiary, will acquire any remaining Shares through the merger of Offeror with and into FX (the "Merger"), pursuant to which each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares directly owned by Thomcorp or any of its subsidiaries (including Offeror) or held by FX or any of its subsidiaries as treasury shares immediately prior to the effective time of the Merger, which will be canceled without the payment of any consideration, and Dissenting Shares (as defined below)) will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the "Merger Consideration"). FX stockholders will have appraisal rights with respect to the Merger, but not the Offer. At the effective time of the Merger, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented any such Shares will thereafter represent only the right to receive the Merger Consideration upon surrender of such Share without interest.

        At the effective time of the Merger, each Share that is held by FX or any of its subsidiaries as treasury shares and each Share directly owned by Thomcorp or any of its subsidiaries (including Offeror) immediately prior to the effective time of the Merger, will be canceled automatically and retired and will cease to exist, and no consideration will be delivered with respect thereto.

        Shares outstanding immediately prior to the effective time of the Merger held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares ("Dissenting Shares") in compliance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") (the "Appraisal Rights") will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the effective time of the Merger, any such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Share of such holder will no longer be considered a Dissenting Share and will be deemed to have been converted as of the effective time of the Merger into the right to receive the Merger Consideration, without any interest thereon.

        The Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, August 14, 2012, unless we extend the Offer. We will extend the expiration date of the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), or its staff, or the New York Stock Exchange (the "NYSE"). In addition, if, on any then-scheduled expiration date of the Offer, any of the conditions of the Offer (see "Section 15—Conditions of the Offer") have not been satisfied or waived, we may, and if requested by FX, we are required to, extend the Offer for one or more periods of not more than 10 business days each (the length of any such extension to be determined by Thomcorp and Offeror) until the earlier of (1) the date on which all of the conditions and requirements of the Offer are satisfied or waived, (2) October 8, 2012 (such date, the "Initial Outside Date", and as it may be extended pursuant to the terms of the Merger Agreement, the "Outside Date") or (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff, or the NYSE.

        If following the expiration date of the Offer (as may be extended in accordance with the Merger Agreement), we, together with Thomcorp, directly or indirectly own (or would own after the actual exercise of the top-up option (as defined below)) less than ninety percent (90%) of the outstanding Shares, we may, and if requested by FX, we are required to, elect to provide for a subsequent offering period (as described below) of not less than ten (10) business days (or such other duration as reasonably agreed to by the parties to the Merger Agreement) (and one or more extensions thereof) in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Section 1—Terms of the Offer" and "Section 13—The Transaction Documents—The Merger Agreement." A "subsequent offering period", if included, is an additional period of time beginning after we have completed the purchase of Shares tendered during the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

        If we decide to or are required to extend the Offer, or if we offer a subsequent offering period, we will issue a press release setting forth the new date at which the Offer would expire no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

        FX has granted us an option, which we refer to as the "top-up option", to purchase from FX a number of newly-issued shares of FX Common Stock at a per share price equal to the Offer Price, that when added to the number of Shares owned directly or indirectly by Thomcorp and Offeror at the time of such exercise, equals at least one (1) Share more than 90% of the number of shares of FX Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option). The top-up option is only exercisable once, in whole and not in part, at any time at or after the date Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires and prior to the effective time of the Merger. In order to exercise the top-up option, Thomcorp or Offeror must first deposit the payment for the validly tendered Shares with the depository agent for the Offer. The top-up option is not exercisable and will terminate (1) at the later of the date that the Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires if the minimum number of newly-issued shares of FX Common Stock (the "Top-Up Shares") issuable upon exercise of the top-up option would exceed the minimum number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares held by FX or any of its subsidiaries as treasury shares), (2) if any judgment, injunction, order or decree prohibits the exercise of the top-up option or the delivery of the Top-Up Shares or (3) upon the termination of the Merger Agreement in accordance with its terms. If there has been validly tendered and not validly withdrawn in the Offer that number of Shares that, when added to the Shares owned, directly or indirectly, by Thomcorp or Offeror, equals one (1) Share more than 90% of the number of shares of FX Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option), then promptly following the date that the Offeror initially accepts for payment the validly tendered Shares or the date any subsequent offering period expires (and in any event by the earlier of the second business day thereafter and the Outside Date then in effect) the Offeror is required to exercise the top-up option. See "Section 1—Terms of the Offer," "Section 12—Purpose of the Offer; Plans for FX; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement".

FX Board of Directors Recommendation

        The FX Board has represented to us, among other things, that it has duly adopted resolutions (1) determining that the Merger Agreement and the transactions contemplated thereby, including the Offer, the top-up option and the Merger, are advisable, fair to and in the best interests of the stockholders of FX (2) authorizing, approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the top-up option and the Merger, on the terms and conditions set forth therein and in accordance with the requirements of the DGCL, (3) directing that, if required by applicable law, the Merger Agreement be submitted to a vote for adoption at a special meeting of the stockholders called for such purpose for adoption and (4) recommending that the stockholders of FX accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. See "Section 13—The Transaction Documents—The Merger Agreement".

Conditions and Termination

        The Offer is subject to customary conditions and, among other things, we are not required to complete the Offer unless the Minimum Condition has been satisfied. As of June 30, 2012, the minimum number of Shares required to satisfy the Minimum Condition would have been approximately 16,745,896 Shares. The Offer is also conditioned on the expiration or termination of any applicable waiting period under applicable antitrust laws and the approval of the Financial Services Authority of the United Kingdom. The Offer is not conditioned on Thomcorp or Offeror obtaining financing. See "Section 12—Purpose of the Offer; Plans for FX; Stockholder Approval; Appraisal Rights", "Section 13—The Transaction Documents—The Merger Agreement—Termination" and "Section 15—Conditions of the Offer" in this Offer to Purchase for a description of other conditions to the Offer and Offeror's, Thomcorp's and FX's respective rights to terminate the Merger Agreement.

Tender and Support Agreements

        Concurrently with the execution of the Merger Agreement, and in consideration thereof, the Stockholders, Thomcorp and Offeror entered into the Tender and Support Agreements, whereby the Stockholders agreed, subject to the terms and conditions set forth therein, among other things, to tender and not withdraw all of their Shares in the Offer and vote in favor of the adoption of the Merger Agreement and the approval of the Merger. Thomcorp and Offeror did not pay any additional consideration in connection with the execution and delivery of the Tender and Support Agreements. See "Section 13—The Transaction Documents—The Tender and Support Agreements" for further details.

Procedures for Tendering

        If you wish to accept the Offer, please do the following:

  •
  if you are a record holder (i.e., a stock certificate representing shares of FX Common Stock has been issued to you or you hold shares of FX Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to Computershare Inc., the depositary for the Offer (the "Depositary"), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Georgeson Inc., the information agent for the Offer, at (866) 277-8239 if you require assistance. See "Section 3—Procedure for Accepting the Offer and Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Withdrawal Rights

        If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement). Further, if we have not accepted your Shares for payment within 60 days of the commencement of the Offer, you may withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "Section 4—Withdrawal Rights" for further details.

Recent FX Trading Prices

        On July 6, 2012, the last full trading day before the official announcement of the execution of the Merger Agreement was made by Thomcorp and FX on July 9, 2012, the reported closing price for the Shares on the NYSE was $15.70 per Share. On July 17, 2012, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on the NYSE was $22.29 per Share. See "Section 6—Price Range of Shares; Dividends" for further details. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

        If the Offer is successful, we expect the Shares to continue to be traded on the NYSE until the time of the Merger, although we expect trading volume to be below the trading volume before the commencement of the Offer. Please note that the time period, if any, between completion of the Offer and the Merger may be very short. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under Exchange Act; Margin Regulations" for further details.

Material U.S. Federal Income Tax Considerations

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in "Section 5-Material U.S. Federal Income Tax Considerations") will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in its Shares. See "Section 5—Material U.S. Federal Income Tax Considerations" for further details.

Further Information

        You may contact Georgeson Inc., the information agent for the Offer, at the address and telephone number listed below if you have any questions about the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038

Banks and Brokers, Please Call: (212) 440-9800

All Others Call Toll-Free: (866) 277-8239

FREQUENTLY ASKED QUESTIONS

        We are offering (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, of FX Alliance Inc., a Delaware corporation ("FX"), for $22.00 per share, net to the seller in cash, without interest (the "Offer Price"). The following are answers to some of the questions you, as an FX stockholder, may have about the Offer. We urge you to carefully read this Offer to Purchase in its entirety and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the other sections of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms "Offeror," "we," "our" and "us" refer to CB Transaction Corp., a Delaware corporation.

Who is offering to buy my securities?

        Our name is CB Transaction Corp., and we are offering to purchase your shares. We are a Delaware corporation formed for the purpose of making this Offer and consummating the Merger (as defined below) with FX. We are a direct wholly-owned subsidiary of Thomcorp Holdings Inc., a Delaware corporation ("Thomcorp"), which is an indirect and wholly-owned subsidiary of Thomson Reuters Corporation, a corporation under the laws of the Province of Ontario, Canada ("Thomson Reuters"). We were formed solely for the purpose of acquiring FX and have conducted no activities to date other than activities incidental to our formation and in connection with acquiring FX. See the "Introduction" to this Offer to Purchase and "Section 9—Certain Information Concerning Thomson Reuters, Thomcorp and Offeror."

What securities are you offering to purchase?

        We are offering to purchase all outstanding shares of FX common stock, par value $0.0001 per share (collectively, the "Shares" or the "FX Common Stock"). See the "Introduction" to this Offer to Purchase and "Section 1—Terms of the Offer."

How much are you offering to pay for my securities, what is the form of payment and will I have to pay any fees or commissions?

        We are offering to pay you $22.00 per Share in cash, without interest, less any applicable withholding taxes. If you are the record holder of your Shares (i.e., a stock certificate representing shares of FX Common Stock has been issued to you) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We estimate that approximately $705 million will be needed to purchase all Shares validly tendered in the Offer, to cash out certain employee options, to pay related fees and expenses and to complete the merger and pay the merger consideration in connection with the merger of us into FX, which is expected to follow the successful completion of the Offer (all such payments, collectively referred to as the "Necessary Payments"). Thomcorp will provide us with the necessary funds to fund the Necessary Payments through cash on hand and other working capital sources. Consummation of the Offer is not subject to any financing condition. See "Section 10—Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        No. We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

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  the Offer is being made for all outstanding Shares solely for cash, and if you tender your Shares, following the Merger, you will not have any continuing interest in FX, Thomson Reuters or Thomcorp;

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  consummation of the Offer is not subject to any financing condition;

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  if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

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  we, through our direct parent company, Thomcorp, and our public parent company, Thomson Reuters, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

See "Section 10—Source and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  satisfaction of the Minimum Condition pursuant to which at least a majority of the outstanding Shares, on a fully diluted basis (excluding shares of FX Common Stock issuable pursuant to the top-up option), must have been validly tendered and not properly withdrawn prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement);

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  our receiving U.S. antitrust clearance required for the Offer; and

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  our receiving approval from the Financial Services Authority in the United Kingdom.

Other conditions of the Offer are described in "Section 15—Conditions of the Offer." See also "Section 16—Certain Legal Matters; Regulatory Approvals." Consummation of the Offer is not conditioned on Thomcorp or Offeror obtaining financing.

Is there an agreement governing the Offer?

        Yes. Thomcorp, Offeror, FX and Thomson Reuters, solely with respect to Section 9.13 of the Merger Agreement, have entered into an Agreement and Plan of Merger, dated as of July 8, 2012 (as may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Offeror with and into FX (the "Merger"), with FX becoming a direct wholly-owned subsidiary of Thomcorp. See the "Introduction" to this Offer to Purchase and "Section 13—The Transaction Documents—The Merger Agreement."

What does FX's Board think about the Offer?

        FX's board of directors (the "FX Board") has unanimously:

  •
  determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the top-up option and the Merger, are advisable, fair to and in the best interests of the stockholders of FX;

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  authorized, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the top-up option and the Merger, on the terms and conditions set forth therein and in accordance with the requirements of the General Corporation Law of the State of Delaware;

  •
  directed that, if required by applicable law, the Merger Agreement be submitted to a vote at a special meeting of the stockholders called for the purpose of adopting the Merger Agreement; and

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  recommended that the stockholders of FX accept the Offer, tender their Shares to Offeror pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

See "Section 13—The Transaction Documents—The Merger Agreement—Stockholders Meeting; Board Recommendation."

How long do I have to decide whether to tender my Shares in the Offer?

        You have until 12:00 midnight, New York City time, at the end of Tuesday, August 14, 2012, to decide whether to tender your Shares in the Offer, unless the Offer is extended as described below. See "Section 1—Terms of the Offer." If you cannot deliver everything required to make a valid tender to Computershare Inc., the depositary for the Offer (the "Depositary"), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3—Procedure for Accepting the Offer and Tendering Shares." In addition, if we decide to provide a subsequent offering period in the Offer as described below under "Introduction" to this Offer to Purchase you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, trust company, bank or other nominee, you should promptly contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the expiration date of the Offer (as may be extended in accordance with the Merger Agreement).

When and how will I be paid for my validly tendered Shares?

        If the conditions to the Offer as set forth in "Section 15—Conditions of the Offer" are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you the Offer Price for each validly tendered and not properly withdrawn Share promptly following the expiration of the Offer. We do, however, expressly reserve the right, in our sole discretion and subject to applicable law and the terms of the Merger Agreement, to delay the acceptance for payment for Shares until satisfaction of all conditions to the Offer, including such conditions relating to governmental or regulatory approvals.

        We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for the validly tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in "Section 3—Procedure for Accepting the Offer and Tendering Shares"), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See "Section 2—Acceptance for Payment and Payment for Shares."

Can the Offer be extended and under what circumstances?

        Yes. If on the scheduled expiration date of the Offer (as may be extended in accordance with the Merger Agreement), including following a prior extension, any condition to the Offer has not been satisfied or waived (other than any condition of the Offer that by its nature cannot be satisfied until the closing of the Offer, which will be required to be satisfied or waived at the closing of the Offer), we may, and if requested by FX, we are required to, extend the Offer for one or more periods of not more than ten (10) business days each (the length of any such extension to be determined by Thomcorp and Offeror) until the earlier of (1) the date on which all of the conditions and requirements of the Offer are satisfied or waived, (2) the date which is October 8, 2012 (such date, the "Initial Outside Date", and as it may be extended pursuant to the terms of the Merger Agreement, the "Outside Date") or (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), or its staff, or the New York Stock Exchange ("NYSE"). See "Section 1—Terms of the Offer."

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period?

        If following the expiration of the offer, we, together with Thomcorp, directly or indirectly own (or would own after the actual exercise of the top-up option) less than ninety percent (90%) of the outstanding Shares, we may elect to, and if requested in writing by FX, we are required to, provide for a subsequent offering period of not less than ten (10) business days (or such other duration as reasonably agreed to by the parties to the Merger Agreement) (and one or more extensions thereof). During such time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer Price. We may extend the subsequent offering period provided that we are not permitted under U.S. federal securities laws to provide a subsequent offering period of more than 20 business days in the aggregate. We have not at this time made a final decision to provide or not to provide a subsequent offering period if we are not otherwise required to do so upon FX's request. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights" of this document for more information concerning any subsequent offering period.

        There will not be a subsequent offering period if the number of Shares issuable upon exercise of the top-up option would allow us to obtain ownership of at least one Share more than 90% of the then outstanding number of Shares.

        If we elect or are required to provide or extend any subsequent offering period, a public announcement of such election or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the day on which the Offer was scheduled to expire or the date of termination of any prior subsequent offering period. See "Section 1—Terms of the Offer."

What is the difference between an extension of the Offer and a subsequent offering period?

        If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the Shares that were validly tendered and not properly withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights."

How do I tender my Shares?

        If you wish to accept the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate representing shares of FX Common Stock has been issued to you or you hold shares of FX Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three NYSE trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period. Please call Georgeson Inc., the information agent for the Offer, at (866) 277-8239 if you require assistance. See "Section 3—Procedure for Accepting the Offer and Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Until what time can I withdraw the validly tendered Shares?

        You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement). If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement). Further, if we have not accepted your Shares for payment within 60 days of the commencement of the Offer, you may withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "Section 4—Withdrawal Rights" for further details.

How do I withdraw the validly tendered Shares?

        To withdraw validly tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you have the right to withdraw the Shares tendered in the Offer. If you validly tendered Shares by giving instructions to a broker, dealer, trust company or other nominee, you must instruct your broker, dealer, trust company or other nominee to arrange the withdrawal of your Shares. See "Section 4—Withdrawal Rights."

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

        Yes. If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or waived (where permissible), we will merge with and into FX. If we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of FX. Furthermore, if, pursuant to the Offer or otherwise, Thomcorp, Offeror and our respective subsidiaries own in the aggregate in excess of 90% of the outstanding Shares, we will effect the Merger without any further action by the stockholders of FX. If the Merger takes place, FX will become a direct wholly-owned subsidiary of Thomcorp, and all remaining stockholders (other than Thomcorp, Offeror or FX, or any of their subsidiaries and any FX stockholders who properly exercise their appraisal rights under Delaware law) will receive $22.00 net per Share in cash (or any higher price per Share which is paid in the Offer), without interest and less any applicable withholding taxes. See the "Introduction" to this Offer to Purchase and "Section 12—Purpose of the Offer; Plans for FX; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement."

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger takes place between FX and us, FX stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights under Delaware law) will receive cash in an amount equal to the Offer Price for each of their Shares. Therefore, if the Merger takes place (and you do not exercise your appraisal rights under Delaware law), the only difference between tendering and not tendering your Shares in the Offer is that tendering stockholders may be paid earlier. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur or is delayed, there may be so few remaining stockholders and publicly traded Shares that FX Common Stock will no longer be eligible to be traded on the NYSE or other securities exchanges and there may not be an active public trading market for FX Common Stock. Also, FX may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations" and "Section 13—The Transaction Documents—The Merger Agreement."

Are appraisal rights available in either the Offer or the Merger?

        Appraisal rights are not available as a result of the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares that have not been tendered and who follow the procedure for perfecting their appraisal rights as set forth in accordance with Delaware law. A holder of Shares must properly perfect such holder's right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights under Delaware law. See "Section 12—Purpose of the Offer; Plans for FX; Stockholder Approval; Appraisal Rights—Appraisal Rights."

If you successfully complete the Offer, what will happen to the FX Board?

        If we accept Shares for payment pursuant to the Offer and deposit payment for the validly tendered Shares with the Depositary, under the Merger Agreement, Offeror will become entitled to designate at least a majority of the members of the FX Board. In such case and to the fullest extent permitted by applicable law and the NYSE, FX has agreed, upon our request, to use reasonable best efforts to cause Offeror's designees to be elected or appointed to the FX Board in such number as is proportionate to Thomcorp's beneficial ownership of FX's Common Stock. Therefore, if we accept Shares for payment pursuant to the Offer, Offeror will, if it requests to so appoint its designees to the FX Board, obtain control of the management of FX shortly thereafter. However, prior to the effective time of the Merger, the FX Board will retain at least three directors who were directors on July 8, 2012, the date of the Merger Agreement, and who qualify as "independent directors" under the U.S. federal securities laws, and the approval of a majority of such directors will be required, among other things, for FX to amend, modify or terminate the Merger Agreement (or waive any provision thereof), effect certain other actions related to or in connection with the Merger or amend FX's certificate of incorporation or bylaws. See "Section 12—Purpose of the Offer; Plans for FX, Stockholder Approval; Appraisal Rights."

What is the market value of my Shares as of a recent date?

        On July 6, 2012, the last full trading day before the official announcement of the execution of the Merger Agreement was made by Thomson Reuters and FX on July 9, 2012, the reported closing price for the Shares on the NYSE was $15.70 per Share. On July 17, 2012, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on the NYSE was $22.29 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

What are the U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer or the Merger?

        Your exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, a U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations") that exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) such U.S. Holder's adjusted tax basis in its Shares. Payments made to a Non-U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations") with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless such Non-U.S. Holder has certain connections to the United States. You are urged to consult your own tax advisor regarding the tax consequences to you of exchanging your Shares for cash pursuant to the Offer or the Merger in light of your own particular circumstances. See "Section 5—Material U.S. Federal Income Tax Considerations."

Who can I talk to if I have questions about the Offer?

        You can call Georgeson Inc., the information agent for the Offer, at (212) 440-9800 (for banks and brokers) or (866) 277-8239 (toll-free) with any questions you may have. See the back cover of this Offer to Purchase.

To the Stockholders of FX Alliance Inc.:

INTRODUCTION

        CB Transaction Corp., a Delaware corporation ("Offeror") and a direct wholly-owned subsidiary of Thomcorp Holdings Inc., a Delaware corporation ("Thomcorp"), which is an indirect and wholly-owned subsidiary of Thomson Reuters Corporation, a corporation under the laws of the Province of Ontario, Canada ("Thomson Reuters"), is offering to purchase all outstanding shares of common stock, par value $0.0001 per share (collectively, the "Shares" or the "FX Common Stock") of FX Alliance Inc., a Delaware corporation ("FX"), for $22.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer Price will be subject to any applicable withholding taxes.

        If you are a record holder (i.e., a stock certificate representing shares of FX Common Stock has been issued to you or you hold shares of FX Common Stock directly in your name in book-entry form), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the U.S. Internal Revenue Service (the "IRS") Form W-9 that is included in the Letter of Transmittal (or other applicable form) or otherwise establish an exemption, you may be subject to backup withholding tax, currently at a rate of 28% on the gross proceeds payable to you. See "Section 3—Procedure for Accepting the Offer and Tendering Shares—Backup Withholding Tax." Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses that Computershare Inc., the depositary for the Offer (the "Depositary"), and Georgeson Inc., the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See "Section 17—Fees and Expenses."

        We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of July 8, 2012 (as it may be amended from time to time, the "Merger Agreement"), among Thomcorp, Offeror, FX and, solely with respect to Section 9.13 of the Merger Agreement, Thomson Reuters. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Offeror will merge with and into FX (the "Merger"), with FX continuing as the surviving corporation and becoming a direct wholly-owned subsidiary of Thomcorp (the "Surviving Corporation"). At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares directly owned by Thomcorp or any of its subsidiaries (including Offeror) or held by FX or any of its subsidiaries as treasury shares immediately prior to the effective time of the Merger, which will be canceled without the payment of any consideration, and Dissenting Shares (as defined below)) will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the "Merger Consideration"). FX stockholders will have appraisal rights with respect to the Merger, but not the Offer. At the effective time of the Merger, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented any such Shares will thereafter represent only the right to receive the Merger Consideration upon surrender of such Share without interest.

        At the effective time of the Merger, each Share that is held by FX or any of its subsidiaries as treasury shares and each Share directly owned by Thomcorp or any of its subsidiaries (including Offeror) immediately prior to the effective time of the Merger, will be canceled automatically and retired and will cease to exist, and no consideration will be delivered with respect thereto.

        Shares outstanding immediately prior to the effective time of the Merger held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares ("Dissenting Shares") in compliance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") (the "Appraisal Rights") will not be converted into a right to receive the Merger

Consideration. Such stockholders will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the effective time of the Merger, any such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Share of such holder will no longer be considered a Dissenting Share and will be deemed to have converted as of the effective time of the Merger into the right to receive the Merger Consideration, without any interest thereon.

        In addition, the Merger Agreement provides that, at the effective time of the Merger (or, if the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer occurs on or prior to December 31, 2012 and the effective time of the Merger would occur after December 31, 2012, then no later than December 31, 2012), all options to acquire shares of FX Common Stock that are outstanding and unexercised, whether or not vested, will be canceled in exchange for the right to receive a lump sum cash payment equal to the excess, if any, of the Merger Consideration over the exercise price per Share of such option multiplied by the total number of shares of FX Common Stock issuable upon exercise of such option, less any applicable taxes required to be withheld. If the exercise price per Share of any option is equal to or greater than the Offer Price, then such option will be canceled without payment of consideration. The Merger Agreement further provides that each unvested award of restricted Shares of FX Common Stock will become fully vested and all restrictions applicable thereto will lapse effective upon the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer. The Merger is subject to the satisfaction or waiver of certain conditions described in "Section 13—The Transaction Documents—The Merger Agreement—Conditions to the Merger" and "Section 15—Conditions of the Offer." "Section 13—The Transaction Documents—The Merger Agreement" contains a more detailed description of the Merger Agreement. "Section 5—Material U.S. Federal Income Tax Considerations" describes material U.S. federal income tax considerations relating to the sale of Shares in the Offer and the Merger.

        The Board of Directors of FX (the "FX Board") has unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, are advisable, fair to and in the best interests of FX's stockholders and (2) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, in accordance with Delaware law. THE FX BOARD HAS UNANIMOUSLY RECOMMENDED THAT FX'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. To our knowledge based on discussions with FX, to the extent permitted by applicable securities laws, rules or regulations including Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and subject to (1) the expiration of the Lock-Up Period (as defined in letter agreements, by and between certain stockholders that are executive officers and directors of FX, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co.) or (2) the effectiveness of a waiver to such letter agreements expressly permitting the stockholder to tender his or her Shares, each executive officer and director of FX currently intends to tender all Shares over which he or she has sole dispositive power. "Section 13—The Transaction Documents—Lock-Up Waivers" contains a more detailed description of these letter agreements.

        A description of the reasons for the FX Board's approval of the Offer and the Merger will be set forth in FX's Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act on Schedule 14D-9 (the "Schedule 14D-9"). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading "Background of the Offer; Reasons for the Company Board's Recommendation."

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn (not including as validly tendered any Shares tendered in the Offer pursuant to procedures for guaranteed delivery and not actually delivered) a number of Shares that, together with all other Shares beneficially owned by Thomcorp and Offeror, constitute at least a majority of the total number of then outstanding shares of FX Common Stock on a fully diluted basis (the "Minimum

Condition") (generally, for purposes of determining whether or not the Minimum Condition has been satisfied, shares of FX Common Stock issuable pursuant to the top-up option, will be excluded from the "fully diluted" calculation), (2) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act") and (3) the approval of the Financial Services Authority of the United Kingdom (the "FSA"). See "Section 15—Conditions of the Offer" and "Section 16—Certain Legal Matters; Regulatory Approvals."

        According to FX, as of June 30, 2012 there were 28,443,941 shares of FX Common Stock issued and outstanding (including 24,061 restricted shares of FX Common Stock), 4,471,139 shares of FX Common Stock reserved and available for future issuance pursuant to FX's 2012 Incentive Compensation Plan and 5,047,850 shares of FX Common Stock reserved for issuance upon exercise of outstanding FX Stock Options (as defined in "Section 13—The Transaction Documents—The Merger Agreement"). Accordingly, as of June 30, 2012, the Minimum Condition would have been satisfied if approximately 16,745,896 Shares were validly tendered pursuant to the Offer and not properly withdrawn.

        Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Offeror will be entitled to designate the number of directors, rounded up to the next whole number, to the FX Board that is in the same proportion as the Shares beneficially owned by Thomcorp and Offeror to the total number of Shares outstanding on a fully diluted basis. Offeror currently intends, promptly after consummation of the Offer, to exercise this right and to designate new directors of FX from among (and possibly including all of) the following potential designees: Timothy Collier, Priscilla C. Hughes, Marc Mehlman, David Shaw, Federico Ortiz and Christopher M. Volpe. Each potential designee is a director, officer or employee of Thomson Reuters or any of its subsidiaries. We expect that such representation on the FX Board would permit us to exert substantial influence over FX's conduct of its business and operations. We currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors will be the directors of FX.

        Under the DGCL, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we will be able to effect the Merger under the short-form merger provisions of the DGCL without a vote of FX stockholders. If we acquire at least a majority of the total number of then outstanding shares of FX Common Stock on a fully diluted basis pursuant to the Offer, we will have the right to exercise our top-up option under the Merger Agreement, to the extent of available authorized Shares, under which we have the right, subject to certain limitations, to purchase a number of Shares sufficient to own at least one Share more than 90% of the number of shares of FX Common Stock then outstanding (after giving effect to the issuance of such top-up option shares), which is referred to in this Offer to Purchase as the "top-up option". If we do not acquire at least 90% of the outstanding Shares, either through the purchase of Shares in the Offer or upon exercise of the top-up option, we will have to seek approval of the Merger Agreement and the Merger from FX's stockholders. Such approval of the Merger Agreement and the Merger would require the affirmative vote of holders of a majority of the outstanding Shares. Assuming that the Minimum Condition and the other conditions to the Offer are satisfied or waived (see "Section 15—Conditions of the Offer"), upon consummation of the Offer, we would own, as of the date of consummation of the Offer, sufficient Shares to enable us, without the vote of any other FX stockholders, to satisfy the stockholder approval requirement to approve the Merger Agreement and the Merger. See "Section 13—The Transaction Documents—The Merger Agreement."

        The Offer is conditioned upon the fulfillment of the conditions described in "Section 15—Conditions of the Offer." The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Tuesday, August 14, 2012, unless we extend the Offer.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in "Section 3—Procedure for Accepting the Offer and Tendering Shares" on or prior to the Expiration Date. "Expiration Date" means 12:00 Midnight, New York City time, at the end of the day on Tuesday, August 14, 2012, unless extended, in which event such "Expiration Date" means the latest time and date at which the Offer, as so extended, will expire.

        The Offer is subject to the conditions set forth in "Section 15—Conditions of the Offer," which include, among other things, satisfaction of the Minimum Condition (as hereinafter defined), expiration or termination of any applicable waiting period relating to the Offer under the HSR Act and the approval of the FSA. See "Section 16—Certain Legal Matters; Regulatory Approvals." Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. In addition, if, on any then-scheduled Expiration Date, any of the conditions of the Offer (see "Section 15—Conditions of the Offer") have not been satisfied or waived, we may, and if requested by FX, we are required to, extend the Offer for one or more periods of not more than 10 business days each (the length of any such extension to be determined by Thomcorp and Offeror) until the earlier of (1) the date on which all of the conditions and requirements of the Offer are satisfied or waived, (2) October 8, 2012 (such date, the "Initial Outside Date", and as it may be extended pursuant to the terms of the Merger Agreement, the "Outside Date") or (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), or its staff, or the New York Stock Exchange (the "NYSE"). During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See "Section 4—Withdrawal Rights."

        We may, and if requested by FX, we are required to, provide for a subsequent offering period (as defined below), in accordance with Rule 14d-11 under the Exchange Act of not less than ten (10) business days (or such other duration as reasonably agreed to by the parties) (and one or more extensions thereof) if, prior to the commencement of such subsequent offering period, Thomcorp and Offeror directly or indirectly own (or would own after the actual exercise of the top-up option) less than ninety percent (90%) of the outstanding Shares. During such time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer Price. We may extend the subsequent offering period provided that we are not permitted under U.S. federal securities laws to provide a subsequent offering period of more than 20 business days in the aggregate. We will not provide for such subsequent offering period if the number of Shares issuable upon exercise of the top-up option would allow us to obtain ownership of at least one (1) Share more than ninety percent (90%) of the then outstanding number of shares of FX Common Stock (after giving effect to the issuance of Top-Up Shares (as defined below)). The same offer price will be paid to stockholders tendering Shares in the Offer during the initial offering period or during any subsequent offering period, if there is any. A "subsequent offering period", if included, is an additional period of time beginning after we have completed the purchase of Shares tendered during the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

        Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. A subsequent offering period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a

"business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        We have not at this time made a final decision to provide or not to provide a subsequent offering period if FX does not otherwise require us to make such a period available. If we elect (or are required) to provide or extend a subsequent offering period, we will make a public announcement of such subsequent offering period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior subsequent offering period.

        We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that FX's prior written consent is required for us to (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) waive or amend the Minimum Condition, (4) extend the Expiration Date (except to the extent required by or permitted under the Merger Agreement), (5) change the form of consideration payable in the Offer, (6) add to the Offer Conditions (as defined in "Section 13—The Transaction Documents—the Merger Agreement") or impose any condition to the Offer other than the Offer Conditions, (7) otherwise amend, modify or supplement any of the conditions to the Offer set forth in "Section 15—Conditions of the Offer" or terms of the Offer, in each case, in a manner adverse to the holders of Shares or (8) abandon or terminate the Offer, except as expressly provided in the Merger Agreement.

        If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view a tender offer must remain open for a minimum period of time following a material change in the terms of such tender offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of a tender offer. The release states that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, Offeror increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Any extension, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        FX has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        Top-Up Option.    Pursuant to the Merger Agreement, FX has granted us an option, which we refer to as the "top-up option", to purchase from FX a number of newly-issued shares of FX Common Stock (the "Top-Up Shares") at a per share price equal to the Offer Price, that when added to the number of Shares owned directly or indirectly by Thomcorp and Offeror at the time of such exercise, equals at least one (1) Share more than 90% of the number of shares of FX Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option). The top-up option is only exercisable once, in whole and not in part, at any time at or after the date Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires and prior to the effective time of the Merger. In order to exercise the option, Thomcorp or Offeror must first deposit the payment for the validly tendered Shares with the depository agent for the Offer. The top-up option is not exercisable and will terminate (1) at the later of the date that the Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires if the minimum number of the Top-Up Shares issuable upon exercise of the top-up option would exceed the minimum number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares held by FX or any of its subsidiaries as treasury shares), (2) if any judgment, injunction, order or decree prohibits the exercise of the top-up option or the delivery of the Top-Up Shares or (3) upon the termination of the Merger Agreement in accordance with its terms. If there has been validly tendered and not validly withdrawn in the Offer that number of Shares that, when added to the Shares owned, directly or indirectly, by Thomcorp or Offeror, equals one (1) Share more than 90% of the number of shares of FX Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option), then promptly following the date that the Offeror initially accepts for payment the validly tendered Shares or the date any subsequent offering period expires (and in any event by the earlier of the second business day thereafter and the then in effect Outside Date) the Offeror is required to exercise the top-up option. See "Section 12—Purpose of the Offer; Plans for FX; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement." The aggregate amount payable to FX for the Top-Up Shares will be equal to the product of the number of Top-Up Shares and the Offer Price (the "Top-Up Consideration"). The Top-Up Consideration will consist of (a) an amount equal to the par value of the Top-Up Shares, to be paid in cash, and (b) an amount equal to the balance of the Top-Up Consideration, which may be paid in the sole discretion of Thomcorp and Offeror (x) in cash or (y) by issuance by Offeror (or if Offeror is not the holder of the validly tendered Shares, by Thomcorp) of an unsecured, non-negotiable, non-transferable promissory note (which will be treated as payment to the extent of the principal amount thereof), or any combination of the foregoing. Upon exercise of the top-up option, the parties are required to cause the Merger to occur as promptly as practicable following the issuance of the Top-Up Shares.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date (within the meaning of Rule 14d-11 under the Exchange Act) and unless the Outside Date has been extended beyond December 31, 2012, in any event will deposit the payment for the validly tendered Shares with the paying or transfer agent no later than December 31, 2012. If we decide to provide a subsequent offering period (or are required to do so upon FX's request), we will immediately accept for payment and pay for all Shares as they are tendered during the subsequent offering period promptly (within the meaning of Rule 14d-11 under the Exchange Act) and, unless the Outside Date has been extended beyond December 31, 2012, in any event will deposit the payment for the validly tendered Shares with the paying or transfer agent no later than December 31, 2012. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we expressly reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in "Section 16—Certain Legal Matters; Regulatory Approvals." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see "Section 16—Certain Legal Matters; Regulatory Approvals."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Offeror's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases (including during any subsequent offering period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery"), (2) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or an Agent's Message (as defined in "Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery") in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see "Section 3—Procedure for Accepting the Offer and Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

        For purposes of the Offer, we will be deemed to have accepted for payment the validly tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        If we do not accept for payment any validly tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "Section 3—Procedure for Accepting the Offer and Tendering Shares," the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

3.     Procedure for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (1) you must deliver certificates for the Shares representing the validly tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility or (2) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (1) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (2) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (3) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the Shares tendered are tendered (1) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates for the Shares.

        Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with the Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

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  the certificates for all such validly tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within three (3) NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Backup Withholding Tax. A noncorporate Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations") may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations"), such U.S. Holder must (1) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed IRS Form W-9 included with the Letter of Transmittal) or (2) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations"), such Non-U.S. Holder must (a) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (b) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. For a more detailed discussion of backup withholding tax, see "Section 5—Material U.S. Federal Income Tax Considerations."

        Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the validly tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of FX's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of FX's stockholders.

        Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.     Withdrawal Rights.

        Except as described in this Section 4, validly tendered Shares made in the Offer are irrevocable. If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the expiration date of the Offer (as may be extended in accordance with the Merger Agreement). Further, if we have not accepted your Shares for payment within 60 days of the commencement of the Offer, you may withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

        For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered at any time before the Expiration Date by again following any of the procedures described in "Section 3—Procedure for Accepting the Offer and Tendering Shares."

        If we provide a subsequent offering period (as described in more detail in "Section 1—Terms of the Offer") following the Offer, no withdrawal rights will apply to Shares tendered in such subsequent offering period or to Shares previously tendered in the Offer and accepted for payment.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.     Material U.S. Federal Income Tax Considerations.

        The following is a general summary of the material U.S. federal income tax considerations to a beneficial owner of Shares (a "Holder") who exchanges Shares for cash pursuant to the Offer (including during a subsequent offering period) or the Merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax considerations significantly different from those summarized herein. We have not sought, and do not intend to seek, any ruling from the IRS or any other taxing authority with respect to any of the U.S. federal income tax considerations summarized herein, and there can be no assurance that the IRS will not challenge any of the considerations summarized herein, or that a court will not sustain any such challenge by the IRS.

        For purposes of this discussion, the term "U.S. Holder" means a Holder that is, for U.S. federal income tax purposes:

  •
  a citizen or an individual resident of the United States;

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  a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust which (1) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a Holder (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of the exchange of Shares for cash pursuant to the Offer or the Merger.

        This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of Holders that are subject to special treatment under the U.S. federal income tax laws, such as (1) banks, financial institutions or insurance companies, (2) regulated investment companies or real estate investment trusts, (3) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (4) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (5) controlled foreign corporations or passive foreign investment companies, (6) Holders that exercise appraisal rights in connection with the Merger, (7) Holders that acquired Shares in connection with the exercise of employee stock options or otherwise as compensation for services, (8) Holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (9) Holders that are liable for the "alternative minimum tax" under the Code, (10) U.S. Holders whose functional currency is not the U.S. dollar, (11) subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, or (12) U.S. expatriates. This discussion does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. In addition, this discussion applies only to Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes that the Shares are not "United States real property interests" within the meaning of Section 897 of the Code.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

        U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) such U.S. Holder's adjusted tax basis in its Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares exchanged were held for more than one year as of the date of exchange. Long-term capital gains of noncorporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. Note that a U.S. Holder that purchased Shares in the initial public offering of FX on February 9, 2012 or thereafter generally will recognize short-term capital gain or loss on the sale of those Shares for cash pursuant to the Offer or the Merger. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired for the same cost in the same transaction) exchanged for cash pursuant to the Offer or the Merger.

        Non-U.S. Holders. Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless: (1) the gain, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis under regular graduated income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or (2) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the Shares are exchanged and certain other conditions are met, in which event gain recognized by the Non-U.S. Holder will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), but generally may be offset by U.S. source capital losses recognized by the Non-U.S. Holder during the same taxable year.

        Information Reporting and Backup Withholding Tax. Payments made to a Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger will be reported to the Holder and the IRS to the extent required by the Code and applicable Treasury Regulations. In addition, a noncorporate Holder may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder, such U.S. Holder must (1) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed IRS

Form W-9 included with the Letter of Transmittal) or (2) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder, such Non-U.S. Holder must (a) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (b) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. Each Non-U.S. Holder is urged to consult its own tax advisor to determine which IRS Form W-8 is appropriate in such Non-U.S. Holder's case. If Shares are held through a non-U.S. partnership or other flow-through entity, certain documentation requirements also may apply to the partnership or other flow-through entity.

        Backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules from a payment to a Holder generally will be allowed as a refund or credit against such Holder's U.S. federal income tax liability, provided that such Holder timely furnishes the required information to the IRS.

6.     Price Range of Shares; Dividends.

        The Shares are listed and principally traded on NYSE under the symbol "FX" and began trading on the NYSE on February 9, 2012. Prior to February 9, 2012, there was no established trading market for the Shares. The following table sets forth for the periods indicated the high and low sales prices per Share on NYSE as reported in published financial sources:

2012	High	Low
First Quarter	$15.941	$12.00
Second Quarter	18.72	14.42
Third Quarter (through July 17, 2012)	22.34	15.23

        In February 2012, FX paid pro rata to holders as of January 24, 2012 of FX Common Stock and FX preferred stock a dividend in the aggregate principal amount of $63.1 million and paid pro rata to holders as of January 24, 2012 of vested options to purchase FX Common Stock, a dividend equivalent payment, as an anti-dilution measure, of $6.9 million. Under the terms of the Merger Agreement, FX is not permitted to declare, set aside, establish a record date for or pay dividends with respect to shares of FX Common Stock, or make any other actual, constructive or deemed distribution with respect to FX Common Stock. If we acquire control of FX, we currently intend that no dividends will be declared on the shares of FX Common Stock prior to the effective time of the Merger.

        On July 6, 2012, the last full trading day before the official announcement of the execution of the Merger Agreement was made by Thomson Reuters and FX on July 9, 2012, the reported closing price for the Shares on the NYSE was $15.70 per Share. On July 17, 2012, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on the NYSE was $22.29 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

7.     Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares. If the Offer is consummated but the Merger does not take place or is delayed, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Offeror. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders may be paid earlier.

        Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on the NYSE, the market for the Shares could be adversely affected. According to the NYSE's published guidelines, the Shares would not meet the criteria for continued listing on the NYSE if, among other things, (1) the total number of holders of Shares falls below 400, (2) the total number of holders of Shares falls below 1,200 and the average monthly trading volume over the most recent 12 months is less than 100,000 Shares or (3) the number of publicly held Shares (exclusive of holdings of officers and directors of FX and their immediate families and other concentrated holdings of 10% or more) falls below 600,000. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the listing of Shares on the NYSE would be discontinued and the market for the Shares could be adversely affected. In the event the Shares were no longer listed on the NYSE, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

        Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of FX to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of FX subject to registration, would substantially reduce the information required to be furnished by FX to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder's meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to FX. Furthermore, "affiliates" of FX and persons holding "restricted securities" of FX may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing or reporting on the NYSE. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause FX to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

        If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE will be terminated following the completion of the Merger.

        Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.     Certain Information Concerning FX.

        FX is a Delaware corporation with principal executive offices at 909 Third Avenue, 10th Floor, New York, New York 10022. The telephone number of FX's principal executive offices is (646) 268-9900.

        The following description of FX and its business has been taken from FX's Annual Report on Form 10-K for the year ended December 31, 2011, and is qualified in its entirety by reference to such Annual Report on Form 10-K.

        FX is the leading independent global provider of electronic foreign exchange trading solutions, with over 1,000 institutional clients worldwide. FX provides its institutional clients with 24-hour direct access, five days per week, to the foreign exchange market, which is the world's largest and most liquid financial market. In a typical foreign exchange transaction, market participants buy one currency and simultaneously sell another currency, a combination known as a "currency pair." FX's proprietary technology platform enables it to deliver efficient and reliable foreign exchange price discovery, trade execution and automation of pre-trade and post-trade transaction workflow for more than 400 currency pairs with access to a deep pool of liquidity from the world's leading banks and other liquidity providers. FX has a large and diversified institutional client base, including 58 of the Standard & Poor's Global 100 and all of the top 25 banks in the foreign exchange industry globally, and this client base has grown steadily at an approximately 10% compound annual growth rate, or "CAGR," between 2007 and 2011.

        As of December 31, 2011, FX employed approximately 205 full-time employees and 34 full-time contractors. For the year ended December 31, 2011, FX's total revenues and net income were approximately $118.3 million and $26.1 million, respectively.

        FX Projections. In connection with the due diligence review process of Thomson Reuters, Thomcorp and Offeror prior to executing the Merger Agreement, certain projections of future operating performance of FX were furnished to Offeror's representatives.

        Set forth in the table below is a summary of the projections. This summary should be evaluated, if at all, in conjunction with FX's historical financial statements and other information regarding FX contained elsewhere in this Offer to Purchase, in the Schedule 14D-9 and FX's public filings with the SEC.

	Fiscal Year 2012E	Fiscal Year 2013E
	($U.S. in millions)
Total Revenue	$125.4	$144.5
Operating Expense(1)	$66.7	$70.7
Adjusted EBITDA(2)	$58.7	$73.8
Adjusted EBIT(3)	$46.8	$59.5
Adjusted Net Income(4)	$28.2	$35.8

(1)
Operating expense excludes depreciation and amortization, expenses incurred in connection with FX's initial public offering in February 2012 and stock-based compensation expense.

(2)
Adjusted EBITDA is a non-GAAP financial measure that FX defines for the projections as earnings excluding interest expense, income tax expense, depreciation and amortization and adjusted to exclude expenses incurred in connection with FX's initial public offering in February 2012 and stock-based compensation expense.

(3)
Adjusted EBIT is a non-GAAP financial measure that FX defines for the projections as earnings excluding interest expense and income tax expense and adjusted to exclude the same items as Adjusted EBITDA.

(4)
Adjusted Net Income is a non-GAAP financial measure that FX defines for the projections as net income adjusted to exclude after-tax effect of expenses incurred in connection with FX's initial public offering in February 2012 and stock-based compensation expense.

        The inclusion of the projections in this Offer should not be regarded as an indication that any of Thomson Reuters, Thomcorp, Offeror, FX or their respective affiliates or representatives considered, or now consider, the projections to be a reliable prediction of actual future events or results, and the projections should not be relied upon as such. The projections are being provided in this Offer to Purchase only because FX made them available to Thomson Reuters, Thomcorp and Offeror in connection with their due diligence review of FX. None of Thomson Reuters, Thomcorp, Offeror, FX or any of their respective affiliates or representatives assumes any responsibility for the accuracy of the projections or makes any representation to any stockholder regarding the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

        The projections were assembled by the management of FX with the assistance of J.P. Morgan for the sole purpose of evaluating a potential transaction. It is the understanding of Thomson Reuters, Thomcorp and Offeror that the projections were not prepared with a view towards public disclosure, in compliance with U.S. generally accepted accounting principles or in compliance with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. It is also the understanding of Thomson Reuters, Thomcorp and Offeror that FX's registered public accounting firm, PricewaterhouseCoopers LLP ("PWC"), has not examined, compiled or performed any procedures with respect to the projections presented in this Offer, nor has PWC expressed any opinion or any other form of assurance of such information or the likelihood that FX may achieve the results contained in the projections, and accordingly assumes no responsibility for them and disclaims any association with them.

        The projections reflect numerous judgments, estimates and assumptions made by FX's management with respect to industry performance, general business, economic, regulatory, legal, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond FX's management's control. As a result, the projections constitute forward-looking information and are subject to risks and uncertainties and there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

        The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of FX to delay or cancel contracts with FX pending the consummation of the Offer and the Merger. Any such delay or cancellation of contracts could adversely affect the ability of FX to achieve the results reflected in the projections. Further, the projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

FX's shareholders are cautioned not to rely on the Projections presented in this Offer.

        Additional Information. FX is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. FX's filings are also available to the public from commercial document retrieval services and at the SEC's Web site at http://www.sec.gov.

9.     Certain Information Concerning Thomson Reuters, Thomcorp and Offeror.

        Thomson Reuters is a corporation under the laws of the Province of Ontario, Canada with its principal executive offices at 3 Times Square, New York, New York 10036. The telephone number of Thomson Reuters principal executive offices is (646) 223-4000.

        Thomson Reuters is the leading source of intelligent information for the world's businesses and professionals, providing customers with a competitive advantage. Intelligent information is a unique synthesis of human intelligence, industry expertise and innovative technology that provides decision-makers with the knowledge to act, enabling them to make better decisions faster. Thomson Reuters delivers this must-have insight to the financial and risk, legal, tax and accounting, intellectual property and science and media markets, powered by the world's most trusted news organization. Thomson Reuters has approximately 60,000 employees worldwide. Thomson Reuters is organized in four business units:

  •
  Financial & Risk:    is a leading provider of critical news, information and analytics, enabling transactions and bringing together financial communities;

  •
  Legal:    is a leading provider of critical information, decision support tools, software and services to legal, investigation, business and government professionals around the world;

  •
  Tax & Accounting:    is a leading provider of integrated tax compliance and accounting information, software and services for professionals in accounting firms, corporations, law firms and government; and

  •
  Intellectual Property & Science:    is a leading provider of comprehensive intellectual property and scientific resources that enable our customers to discover, develop and deliver breakthrough innovations.

Thomson Reuters also has a Global Growth & Operations organization which works across its business units to identify opportunities in faster growing geographic areas.

        Thomcorp is a Delaware corporation incorporated on December 31, 2010, with its principal executive offices at Metro Center, One Station Place, Stamford, CT 06902. The telephone number of Thomcorp's principal executive offices is (203) 539-8000. Since its formation, Thomcorp has been a United States holding company for certain businesses of Thomson Reuters. Thomcorp is an indirect and wholly-owned subsidiary of Thomson Reuters.

        Offeror is a Delaware corporation incorporated on June 28, 2012, with its principal executive offices at 3 Times Square, New York, New York 10036. The telephone number of Offeror's principal executive offices is (646) 223-4000. To date, Offeror has engaged in no activities other than those incidental to Offeror's formation, entry into the Merger Agreement and commencement of the Offer. Offeror is a direct wholly-owned subsidiary of Thomcorp.

        We do not believe that our financial condition or the financial condition of Thomson Reuters or Thomcorp is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because (1) the Offer is being made for all outstanding Shares solely for cash and if the holders of Shares tender their Shares, following the Merger, they will not have any continuing interest in FX, Thomson Reuters or Thomcorp, (2) consummation of the Offer is not subject to any financing condition, (3) if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same cash price per share paid in the Offer and (4) we, through our direct parent company, Thomcorp, and our public parent company, Thomson Reuters, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Thomson Reuters, Thomcorp and Offeror and certain other information are set forth on Schedule I, Schedule II and Schedule III hereto, respectively.

        Except as set forth elsewhere in this Offer to Purchase, or Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively: (1) none of Thomson Reuters, Thomcorp and

Offeror and, to Thomson Reuters, Thomcorp's and Offeror's knowledge, the persons listed in Schedule I, Schedule II and Schedule III hereto, respectively, or any associate or majority owned subsidiary of Offeror, Thomcorp, Thomson Reuters or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of FX; (2) none of Offeror, Thomcorp, Thomson Reuters and, to Thomson Reuters, Thomcorp's and Offeror's knowledge, the persons or entities referred to in clause (1) above has effected any transaction in the Shares or any other equity securities of FX during the past 60 days; (3) none of Thomson Reuters, Thomcorp and Offeror and, to Thomson Reuters, Thomcorp's and Offeror's knowledge, the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of FX (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (4) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no transactions between Offeror, Thomcorp, Thomson Reuters, their subsidiaries or, to Thomson Reuters, Thomcorp's and Offeror's knowledge, any of the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, on the one hand, and FX or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (5) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no contacts, negotiations or transactions between Offeror, Thomcorp, Thomson Reuters, their subsidiaries or, to Thomson Reuters, Thomcorp's and Offeror's knowledge, any of the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, on the one hand, and FX or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (6) none of Offeror, Thomcorp, Thomson Reuters and, to Thomson Reuters, Thomcorp's and Offeror's knowledge, the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (7) none of Thomson Reuters, Thomcorp and Offeror and, to Thomson Reuters, Thomcorp's and Offeror's knowledge, the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

10.   Source and Amount of Funds.

        We estimate that approximately $705 million will be needed to purchase all Shares validly tendered in the Offer, to cash out certain employee options, to pay related fees and expenses and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. Thomcorp will provide us with the necessary funds to satisfy these obligations. Consummation of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

        We do not believe that our financial condition is relevant to a decision by the holders of the Shares whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash, and if the holders of Shares tender their Shares, following the Merger, they will not have any continuing interest in FX, Thomson Reuters or Thomcorp;

  •
  consummation of the Offer is not subject to any financing condition;

  •
  if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

  •
  we, through our direct parent company, Thomcorp, and our public parent company, Thomson Reuters, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

11.   Background of the Offer.

        Background of the Offer; Past Contacts or Negotiations with the Company.    Thomson Reuters continuously explores opportunities to expand its business platforms by remaining committed to entering into transactions, including acquisitions, collaborations, joint ventures, partnerships and other business relationships to strengthen its position as the leading source of intelligent information for the world's businesses and professionals. In the last quarter of 2011, Thomson Reuters identified growth potential through a potential commercial arrangement with FX to provide FX foreign currency trading solutions including through a Financial & Risk desktop application to mutual clients.

        On December 20, 2011, Andrew Hausman, Managing Director, Fixed Income & Foreign Exchange of Thomson Reuters, contacted James Kwiatkowski, Global Head of Sales of FX, to discuss the potential for a joint marketing arrangement between Thomson Reuters and FX. On January 19, 2012, FX and Thomson Reuters (Markets) LLC, on its own behalf and as agent of Thomson Reuters, entered into a mutual non-disclosure agreement with respect to such joint marketing arrangement.

        Between January and May of 2012, the Company and Thomson Reuters participated in various meetings and engaged in various discussions relating to the potential for a joint marketing arrangement, and the Company and Thomson Reuters exchanged non-public information with respect to such joint marketing arrangement.

        In early March 2012, Thomson Reuters retained Barclays Capital Inc. ("Barclays") to provide financial advisory services and Fried, Frank, Harris, Shriver & Jacobson LLP ("Fried Frank") to provide legal advisory services in connection with a possible transaction with FX.

        On or about May 16, 2012, Mr. Hausman telephoned Philip Weisberg, FX's Chief Executive Officer and Chairman of the board of directors of FX (the "FX Board"), to set up a meeting for May 18, 2012 to discuss the potential for a joint marketing arrangement and other strategic matters at a meeting.

        On May 17, 2012, the board of directors of Thomson Reuters (the "Thomson Reuters Board") discussed a potential acquisition of FX at its regularly scheduled board meeting. The Thomson Reuters Board approved a potential transaction with FX.

        On May 18, 2012, David Craig, President of the Financial & Risk business of Thomson Reuters ("F&R"), Abel Clark, Managing Director, Marketplaces of Thomson Reuters, and Timothy Collier, Chief Financial Officer of F&R of Thomson Reuters, met with Mr. Weisberg, and John Cooley, FX's Chief Financial Officer at FX's office in New York, NY to discuss the interest of Thomson Reuters in acquiring FX. Robert Trudeau, a member of the FX Board and general partner of Technology Crossover Ventures which is FX's largest stockholder participated in this meeting by telephone. At the meeting, representatives of Thomson Reuters indicated verbally that Thomson Reuters would be prepared to make an all-cash offer for 100% of the outstanding shares of FX at a price of $19.50 per share. Mr. Weisberg responded by noting that FX had recently undergone an initial public offering and informed the representatives of Thomson Reuters that FX was not prepared to engage in a sale process, but that he would discuss Thomson Reuters proposal with the FX Board.

        On May 19 representatives from Barclays had a follow-up call with Mr. Trudeau to discuss the acquisition proposal.

        On May 21, 2012, J.P. Morgan Securities LLC, financial advisor to FX ("JPM") communicated to representatives of Barclays that the FX Board did not believe that the May 18, 2012 oral proposal adequately reflected the value of FX and that FX was not interested in pursuing a transaction at such a price.

        On May 23, 2012, Messrs. Craig and Collier met to have dinner with Mr. Weisberg in London, U.K. to discuss the interest of Thomson Reuters in potentially acquiring FX and the strategic opportunities for combining FX with F&R's Marketplaces business. Messrs. Weisberg, Craig and Collier agreed to meet the following day to discuss FX's business in more detail.

        On May 24, 2012, representatives from Thomson Reuters, FX, Barclays and JPM met via teleconference to discuss in more detail aspects of FX's business which could be accretive when combined with Thomson Reuters including scalability of technology, new product offerings, synergy potential expected from FX's access to Thomson Reuters global distribution channel and the growing cash balance. Representatives of Thomson Reuters and FX agreed that representatives of JPM and Barclays should continue discussions in order to flesh out in greater detail the complementariness of FX's and Thomson Reuters businesses. Between May 24, 2012 and May 29, 2012, representatives of JPM and Barclays had additional discussions to that aim.

        On May 29, 2012, as a result of discussions and based on information shared with Thomson Reuters at the meetings earlier in May, Thomson Reuters sent a letter to FX expressing its continued interest in a potential transaction and its willingness to increase its offer to an all cash acquisition at $20.50 per share, a premium to the then-current trading price per share of FX. The indication of interest provided that the acquisition would be subject to satisfactory completion of due diligence and negotiation of definitive agreements and would not be subject to a financing condition.

        On May 31, 2012, FX, through representatives at JPM, indicated to Barclays that the FX Board had met and considered and discussed the expression of interest and had determined that it was not interested in pursuing a transaction with Thomson Reuters at a price of $20.50 per share.

        On June 6, 2012, after further examination of information provided by FX in May and analysis of the viability of potential synergies of a combination, Thomson Reuters authorized representatives of Barclays to reach out to representatives of JPM and propose a call with Mr. Craig, Mr. Collier, Mr. Trudeau and Mr. Weisberg to discuss the possibility of moving forward with the transaction and Barclays did later that day.

        On June 8, 2012, James F.X. Sullivan, FX's General Counsel, and Messrs. Weisberg and Cooley had a telephone conference with Messrs. Craig and Collier, during which call Messrs. Craig and Collier indicated that Thomson Reuters would be prepared to increase its previous offer to an all-cash offer at a price of $22.00 per share, but this was Thomson Reuters "best and final" offer. Thomson Reuters also requested that FX exclusively engage with Thomson Reuters. Also, on June 8, 2012, Barclays contacted JPM confirming the $22.00 per share increased offer price and that such offer price was Thomson Reuters "best and final" offer.

        On June 9, 2012, Mr. Craig followed up the telephone conference with an e-mail to Mr. Weisberg confirming the increased offer price.

        On June 13, 2012, representatives of Barclays and JPM had a follow-up conversation regarding the new offer price. JPM suggested that, while FX had not agreed to the offer, it was worthwhile setting up discussions about required notifications and other regulatory matters between Shearman & Sterling LLP ("S&S"), regulatory counsel to Thomson Reuters, and Kirkland & Ellis LLP ("K&E"), counsel to FX.

        On June 14, 2012, S&S contacted K&E via e-mail to request a telephone conference and on June 15, 2012, S&S and K&E conducted a telephone conference to discuss various due diligence matters regarding the potential transaction. Following the call, S&S and K&E continued to exchange various communications relating to due diligence matters. These communications continued throughout the period leading up to the signing of the Merger Agreement.

        On June 18, 2012, Mr. Craig sent a formal offer letter to Mr. Weisberg confirming the offer of $22.00 per share and the interest of Thomson Reuters in acquiring all of the outstanding shares of FX Common Stock. The June 18, 2012 offer letter reaffirmed the willingness of Thomson Reuters to engage in an all cash tender offer and that the transaction would be subject to satisfactory completion of due diligence and negotiation of definitive agreements and would not be subject to a financing condition. In addition, representatives of Barclays provided JPM with Thomson Reuters preliminary due diligence request list. Representatives of Barclays also sent an indicative one-week schedule to finalize due diligence and negotiations on definitive agreements.

        On June 20, 2012, representatives of Barclays called JPM to get feedback on the $22.00 per share offer price and whether FX wanted to move forward with the possible transaction. Also, on this date, JPM sent Thomson Reuters a draft of the Confidentiality Agreement (which would be entered into in addition to the mutual non-disclosure agreement previously entered into between the Company and TR Markets on January 19, 2012). The parties, with their respective counsel and advisors, negotiated the terms of the Confidentiality Agreement.

        On or about June 21, 2012, at the request of Barclays, Messrs. Collier and Trudeau discussed the merits of a transaction between FX and Thomson Reuters. Representatives of Barclays also separately contacted Mr. Trudeau to discuss various aspects of the valuation of FX. Mr. Trudeau indicated in such conversations that he would pass the information on to the FX Board. Also, on June 21, 2012, representatives from Barclays provided JPM with Thomson Reuters initial thoughts on the Confidentiality Agreement and discussed each party's desired path forward.

        On June 26, 2012, Barclays contacted Mr. Trudeau to discuss the Confidentiality Agreement. On June 27 and June 28, 2012, advisors of Thomson Reuters and FX engaged in additional conversations regarding the Confidentiality Agreement. In addition, during such calls JPM proposed a call amongst Mr. Collier, Mr. Craig, Mr. Weisberg and Mr. Trudeau regarding the Confidentiality Agreement. On June 28, 2012, Mr. Collier spoke with Mr. Trudeau and Mr. Weisberg on separate occasions to negotiate the terms of the Confidentiality Agreement. On June 28, 2012, the parties came to agreement and executed the Confidentiality Agreement.

        On the evening of June 28, 2012, K&E provided a draft of the Merger Agreement to Thomson Reuters and its advisers. During the period from June 28, 2012 until July 8, 2012, Thomson Reuters, FX, and their respective counsel and representatives negotiated the terms of the Merger Agreement.

        On June 29, 2012, Mr. Collier, Federico Ortiz, Vice President, Corporate Development for Thomson Reuters, Priscilla Hughes, Senior Vice President and General Counsel Americas for Thomson Reuters, and representatives of Fried Frank and Barclays had initial discussions with Mr. Trudeau, Mr. Weisberg and representatives of K&E and JPM on the initial key items identified in draft of the Merger Agreement.

        On July 1, 2012, Fried Frank distributed a revised draft of the Merger Agreement to K&E. Later that day Mr. Collier, Mr. Ortiz, Ms. Hughes and representatives of Fried Frank and Barclays had follow-up discussions with Mr. Trudeau, Mr. Weisberg and representatives of K&E and JPM on remaining key items in the Merger Agreement.

        On July 2, 2012, representatives from each of K&E and Fried Frank had several discussions regarding the remaining key items in the draft of the Merger Agreement.

        On July 3, 2012, K&E distributed a revised draft of the Merger Agreement reflecting the parties' discussions to date.

        On July 3, 2012 and July 4, 2012 there were various discussions between Barclays and JPM regarding certain open items in the Merger Agreement. In the morning on July 4, 2012, Ms. Hughes and representatives of Fried Frank and K&E discussed and negotiated via teleconference outstanding issues in the Merger Agreement.

        Later that day, Mr. Clark and Mr. Weisberg discussed by phone and agreed to coordinate internal and external communications should the parties reach an agreement on the transaction and an online data room was opened through which FX made due diligence materials available to Thomson Reuters and its representatives.

        Late in the afternoon of July 4, 2012, Fried Frank sent a further revised draft of the Merger Agreement to K&E.

        During the evening of July 4, 2012, Ms. Hughes, Jim Sullivan, FX's General Counsel, and representatives of Fried Frank and K&E discussed and negotiated via email certain key terms and the conditions of the merger agreement. After these discussions and at the request of Ms. Hughes, JPM granted Thomson Reuters and its advisers access to a virtual data room and confirmed that due diligence meetings could be scheduled for the following day.

        On July 5, 2012, K&E hosted all day meetings for due diligence discussions in New York, NY. Representatives from FX, Thomson Reuters, JPM and Barclays attended these meetings. During these meetings, FX provided Thomson Reuters with due diligence information, including business, financial, regulatory, intellectual property, legal and employee benefits information. Over the period of July 4 to July 8, 2012, Thomson Reuters conducted confirmatory due diligence and evaluated FX.

        During the evening of July 5, 2012, K&E provided drafts of the Tender and Support Agreements to Fried Frank. On July 7, 2012, Fried Frank provided revised drafts of the Tender and Support Agreements. The parties and their respective counsel engaged in negotiations regarding the terms of these Tender and Support Agreements from July 5, 2012 through July 8, 2012.

        On July 6, 2012, Mr. Weisberg and Mr. Clark discussed via telephone the progress of the July 5th due diligence meetings, a plan for communicating the transaction to stockholders and customers and open diligence items.

        On July 6, 2012, K&E provided a revised draft of the Merger Agreement to Fried Frank.

        On July 7, 2012, representatives from FX, Thomson Reuters, JPM and Barclays discussed via teleconference the status of FX's relationships with its top ten clients, on a no names basis.

        On the afternoon of July 7, 2012, representatives of Thomson Reuters, FX, Fried Frank, K&E, Barclays and JPM met to discuss the draft of the Merger Agreement, FX's draft disclosure letter and the drafts of the Tender and Support Agreements. Discussions between the parties continued into early the next morning, July 8, 2012. Mr. Collier, Mr. Clark, Mr. Weisberg and Mr. Trudeau discussed certain outstanding business issues including employee retention concerns by telephone late in the evening on July 7, 2012.

        In the evening of July 7, 2012 and throughout the day of July 8, 2012, Mr. Clark and Mr. Weisberg exchanged emails to coordinate the post-signing approach of FX and Thomson Reuters to communicating the acquisition to stockholders and customers. In the evening of July 8, 2012, Mr. Clark and Mr. Weisberg also communicated via email to organize and schedule meetings with customers following signing.

        In the afternoon of July 8, 2012, FX informed Thomson Reuters that the FX Board had unanimously approved the transaction and that it intended, in its Schedule 14D-9 filing with the SEC, to recommend that its stockholder tender their Shares into the Offer.

        On July 8, 2012, Fried Frank and K&E, in consultation with Thomson Reuters and FX, continued negotiations on the drafts of the Merger Agreement, disclosure letter and Tender and Support Agreements throughout the day and into the evening. Mr. Trudeau and Mr. Collier continued discussions on key business points throughout the day and into the evening.

        On the morning of Monday July 9, 2012, Thomson Reuters and FX issued a joint press release announcing the transaction. A copy of the joint press release is attached as exhibit (a)(5)(B) to the Schedule TO and is incorporated herein by reference.

12.   Purpose of the Offer; Plans for FX; Stockholder Approval; Appraisal Rights.

        Purpose of the Offer. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, FX. The Offer, as the first step in the acquisition of FX, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of FX not purchased pursuant to the Offer or otherwise.

        Plans for FX. Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of FX, the disposition of securities of FX, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving FX, the sale or transfer of a material amount of assets of FX, any material changes in FX's present dividend policy, indebtedness, capitalization, corporate structure, business or any material change to the composition of FX's management or the FX Board.

        After completion of the Offer and the Merger, Thomson Reuters and Thomcorp expect to work with the management of FX to evaluate and review FX and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate FX into Thomson Reuters Financial & Risk business. As a result of this review and integration, it is possible that Thomcorp could implement changes to the business or capitalization of FX that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations, including the winding up of the separate existence of FX and the integration of the business and operations of FX into one or more domestic or foreign subsidiaries of Thomson Reuters. In addition, in connection with integrating the corporate structures of FX and Thomcorp and Thomson Reuters, Thomson Reuters may determine to reorganize, merge or consolidate FX with one or more domestic or foreign subsidiaries of Thomson Reuters. Thomcorp and Thomson Reuters reserve the right to change their plans and intentions at any time, as it deems appropriate.

        After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the price paid in the Offer. If we do not acquire sufficient Shares in the Offer, including any subsequent offering period, to complete the Merger under the short-form merger provisions of the DGCL without a vote of FX stockholders, we expect to acquire additional Shares by exercising the top-up option, subject to the limitations set forth in the Merger Agreement.

        After the purchase of the Shares in the Offer, we will be entitled to appoint our representatives to the FX Board in proportion to the aggregate ownership by us and Thomcorp of the outstanding Shares, as described below under the caption "Directors" in Section 13 "The Transaction Documents—The Merger Agreement." After completion of the Offer and the Merger, FX will be a direct wholly-owned subsidiary of Thomcorp.

        Stockholder Approval. Under the DGCL, if we acquire, pursuant to the Offer or otherwise (including by exercise of the top-up option), at least 90% of the outstanding Shares, we believe we could, and we intend to, effect a merger under the short-form merger provisions of the DGCL without a vote of FX stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek adoption of the Merger Agreement by FX's stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of not less than a majority of the outstanding Shares, including the Shares owned and purchased by us pursuant to the Offer. Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the vote of any other FX stockholder, to satisfy the stockholder approval requirement to approve the Merger. Pursuant to the Merger Agreement, FX has agreed to establish a record date, duly call, give notice of, convene and hold a special meeting of FX's stockholders as soon as reasonably practicable following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer in accordance with its certificate of incorporation, bylaws, applicable law and the rules and regulations of the NYSE to consider and take action upon the Merger Agreement if stockholder approval is required to effect the Merger and to not postpone or adjourn such special meeting unless required to comply with applicable law.

        Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning FX and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction. Offeror and Thomcorp believe that Rule 13e-3 will not be applicable to the Merger because the Merger will be effected within one year following the consummation of the Offer and, in the Merger, Stockholders will receive the same price per Share as paid in the Offer.

        Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL. Each such holder will be entitled to receive a judicial determination of the fair value of such holder's Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with a fair rate of interest, if any, determined by a Delaware court for Shares held by such holder. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price paid per Share pursuant to the Offer or the price per Share to be paid in the Merger. Holders of Shares should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under Section 262 of the DGCL. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses her, his or its rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to FX a written withdrawal of the demand for appraisal by the date set forth in the appraisal notice to be delivered to the holders of the Shares as provided in the DGCL. Failure to comply with the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected under the short-form merger provisions of the DGCL without a vote of FX stockholders, in which case they will be set forth in the notice of Merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

13.   The Transaction Documents.

The Merger Agreement.

        The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO (the "Schedule TO") of which this Offer to Purchase forms a part, and is incorporated herein by reference. A copy of the Merger Agreement may be obtained in the manner set forth in Section 8—"Certain Information Concerning FX." For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Thomcorp, Offeror, Thomson Reuters or FX. Such information can be found elsewhere in this Offer to Purchase.

        The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement, but in no event later than Wednesday, July 18, 2012 (eight (8) business days after July 8, 2012, the date of the Merger Agreement). The obligations of Offeror to (and the obligations of Thomcorp to cause Offeror to) accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date are subject only to (1) the satisfaction of the Minimum Condition and (2) the satisfaction or waiver by Offeror of certain conditions (such conditions, together with the Minimum Condition, the "Offer Conditions") that are described in "Section 15—Conditions of the Offer." Thomcorp and Offeror expressly reserve the right to increase the Offer Price or to waive or to modify the terms or conditions of the Offer, except that, without the written consent of FX, neither Thomcorp nor Offeror will: (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) waive or amend the Minimum Condition, (d) extend the expiration of the Offer (except to the extent required by or permitted under the Merger Agreement), (e) change the form of consideration payable in the Offer, (f) add to the Offer Conditions or impose any other conditions to the Offer other than the Offer Conditions, (g) otherwise amend, modify or supplement any of the Offer Conditions or any term of the Offer set forth in the Merger Agreement, in each case, in a manner adverse to the holders of Shares or (h) abandon or terminate the Offer, except as expressly provided in the Merger Agreement.

        The Merger Agreement provides that if, on any then-scheduled Expiration Date, any of the Offer Conditions have not been satisfied or waived, we may, and if requested in writing by FX, we are required to, and Thomcorp is required to cause us to, extend the Offer for one or more periods of not more than 10 business days each (the length of any such extension to be determined by Thomcorp and Offeror) until the earlier of (1) the date on which all of the Offer Conditions are satisfied or waived, (2) the Outside Date then in effect or (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff, or the NYSE. The obligations of Offeror, and of Thomcorp to cause Offeror, to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date are subject only to (a) the satisfaction of the Minimum Condition and (b) the satisfaction or waiver by Offeror of the other Offer Conditions and the terms and conditions hereof.

        Subsequent Offering Period. The Merger Agreement provides that Offeror may, and if requested in writing by FX, Offeror is required to, and Thomcorp is required to cause us to, elect to provide for a subsequent offering period of not less than ten (10) business days (or such other duration as reasonably agreed to by the parties) (and one or more extensions thereof) in accordance with Rule 14d-11 of the Exchange Act if, prior to the commencement of such subsequent offering period, Thomcorp and Offeror directly or indirectly own (or would own after the actual exercise of the top-up option) less than ninety percent (90%) of the outstanding Shares.

        Top-Up Option. Pursuant to the Merger Agreement, FX has granted us an option, which we refer to as the "top-up option," to purchase from FX a number of newly-issued shares of FX Common Stock at a per share price equal to the Offer Price (the "Top-Up Consideration"), that when added to the number of Shares owned directly or indirectly by Thomcorp and Offeror at the time of such exercise, equals one (1) Share more than 90% of the number of shares of FX Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option). The top-up option is only exercisable once, in whole and not in part, at any time (1) at or after the later of (a) the date Offeror initially accepts for payment the validly tendered Shares and (b) the date any subsequent offering period expires, and (2) prior to the effective time of the Merger. In order to exercise the option, Thomcorp or Offeror must first deposit the payment for the validly tendered Shares with the depository agent for the Offer. The top-up option is not exercisable and will terminate (1) at the later of the date that the Offeror initially accepts for payment the validly tendered Shares and the date any subsequent offering period expires if the minimum number of the Top-Up Shares issuable upon exercise of the top-up option would exceed the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares any Shares held by FX or any of its subsidiaries as treasury shares), (2) if any judgment, injunction, order or decree prohibits the exercise of the top-up option or the delivery of the Top-Up Shares or (3) upon the termination of the Merger Agreement in accordance with its terms. If there has been validly tendered and not validly withdrawn in the Offer that number of Shares that, when added to the Shares owned, directly or indirectly, by Thomcorp or Offeror, equals one (1) Share more than 90% of the number of shares of FX Common Stock then outstanding (after giving effect to the issuance of Shares pursuant to the exercise of the top-up option), then promptly following the date that the Offeror initially accepts for payment the validly tendered Shares or the date any subsequent offering period expires (and in any event by the earlier of the second business day thereafter and the Outside Date then in effect) the Offeror is required to exercise the top-up option. See "Section 1—Terms of the Offer," and "Section 12—Purpose of the Offer; Plans for FX; Stockholder Approval; Appraisal Rights." The aggregate amount payable to FX for the Top-Up Shares will be the Top-Up Consideration. The Top-Up Consideration will consist of (a) an amount equal to the par value of the Top-Up Shares, to be paid in cash, and (b) an amount equal to the balance of the Top-Up Consideration, which may be paid in the sole discretion of Thomcorp and Offeror (x) in cash or (y) by issuance by Offeror (or if Offeror is not the holder of the validly tendered Shares, by Thomcorp) of an unsecured, non-negotiable, non-transferable promissory note (which will be treated as payment to the extent of the principal amount thereof), or any combination of the foregoing. Upon exercise of the top-up option (and assuming the satisfaction or waiver of all other conditions of the Offer and the Merger), the parties are required to cause the Merger to be completed no later than the second (2nd) business day following the issuance of the Top-Up Shares.

        Directors. The Merger Agreement provides that subject to the applicable law, following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer (but only for so long as Thomcorp and Offeror Sub beneficially own at least a majority of the outstanding Shares),

Offeror will be entitled to designate such number of directors, rounded up to the next whole number, to the FX Board as will give Offeror representation on the FX Board after giving effect to the election of such directors, in the same proportion as the percentage of Shares then beneficially owned by Thomcorp and Offeror, to the total number of Shares outstanding. FX is required under the Merger Agreement to, upon the request of Thomcorp, use its reasonable best efforts to cause Offeror's designees to be elected or appointed to the FX Board.

        Until the effective time of the Merger, Thomcorp and FX must (1) allow the FX Board to have at least three directors who were members of the FX Board on the date of the Merger Agreement and who qualify as independent for purposes of Rule 10A-3 under the Exchange Act (such directors, the "Independent Directors"), (2) allow the Independent Directors who are members of the audit committee of the FX Board immediately prior to the date of the Merger Agreement to remain as the sole members of the audit committee of the FX Board and (3) cause such audit committee to comply with all requirements of U.S. federal securities laws and the NYSE applicable thereto.

        From and after the time, if any, that Offeror's designees constitute a majority of the FX Board and prior to the effective time of the Merger, the affirmative vote of a majority of the Independent Directors will be required to:

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  amend, modify or terminate the Merger Agreement on behalf of FX or to amend or modify the terms or conditions of the Offer or the Merger or any of the agreements contemplated or referenced thereby;

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  exercise or waive any of FX's rights or remedies under the Merger Agreement or any of the agreements contemplated or referenced thereby;

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  extend the time for the performance of Thomcorp's or Offeror's obligations under the Merger Agreement or any of the agreements contemplated or referenced thereby;

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  enforce any obligation of Thomcorp or Offeror under the Merger Agreement or any of the agreements contemplated or referenced thereby; or

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  amend or otherwise modify in any manner adverse to the stockholders of FX the certificate of incorporation or bylaws of FX.

        The Merger. The Merger Agreement provides that, at the effective time of the Merger, Offeror will be merged with and into FX with FX being the Surviving Corporation. Following the Merger, the separate corporate existence of Offeror will cease, and FX will continue as the Surviving Corporation, becoming wholly-owned by Thomcorp. At the effective time of the Merger, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of FX and Offeror, and all of the claims, obligations, liabilities, debts and duties of FX and Offeror will become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

        Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation. At the effective time of the Merger, the certificate of incorporation of FX will be amended and restated in its entirety to read identically to the certificate of incorporation attached to the Merger Agreement, and the by-laws of FX will be amended and restated in its entirety to read identically to the by-laws of Offeror as in effect immediately prior to the effective time of the Merger. The directors of Offeror immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation. The officers of FX immediately prior to the effective time of the Merger will be the initial officers of the Surviving Corporation.

        Conditions to the Merger.  The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date (as defined below) of the following conditions:

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  Offeror has accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer (provided, that the purchase of Shares pursuant to the Offer will not be a condition to the obligations of Thomcorp and Offeror to effect the Merger if Offeror fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer).

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  If required under the DGCL, the Merger Agreement has been duly adopted at a meeting of FX stockholders by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (the "Stockholder Approval") (provided, that the Stockholder Approval will not be a condition to the obligations of Thomcorp and Offeror to effect the Merger if Thomcorp and Offeror do not vote or cause to be voted at the Stockholders Meeting (as defined below) all of the Shares then beneficially owned by them in favor of the approval of the Merger and the adoption of the Merger Agreement).

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  No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction (collectively, "Restraints") will be in effect enjoining or otherwise prohibiting the consummation of the Merger, and no law will have been enacted, entered, promulgated or enforced that prohibits or makes illegal the consummation of the Merger.

        Merger Consideration.  Each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares directly owned by Thomcorp or any of its subsidiaries (including Offeror) or held by FX or any of its subsidiaries as treasury shares immediately prior to the effective time of the Merger, which will be canceled without the payment of any consideration, and Dissenting Shares (as defined below)) will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the "Merger Consideration"). At the effective time of the Merger, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented any such Shares will thereafter represent only the right to receive the Merger Consideration upon surrender of such Share without interest.

        At the effective time of the Merger, each Share that is held by FX or any of its subsidiaries as treasury shares and each Share directly owned by Thomcorp or any of its subsidiaries (including Offeror) immediately prior to the effective time of the Merger, will be canceled automatically and retired and will cease to exist, and no consideration will be delivered with respect thereto.

        Shares outstanding immediately prior to the effective time of the Merger held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares ("Dissenting Shares") in compliance with Section 262 of the DGCL (the "Appraisal Rights") will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the effective time of the Merger, any such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Share of such holder will no longer be considered a Dissenting Share and will be deemed to have converted as of the effective time of the Merger into the right to receive the Merger Consideration, without any interest thereon.

        Treatment of Options and Other Equity Awards.  The Merger Agreement provides that at the effective time of the Merger (or, if the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer occurs on or prior to December 31, 2012 and the effective time of the Merger would occur after December 31, 2012, then no later than December 31, 2012), each FX Stock Option (as defined below) that is outstanding and unexercised, whether or not vested, will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (1) the excess, if any, of (a) the Merger

Consideration over (b) the exercise price per Share for such FX Stock Option and (2) the total number of shares underlying such FX Stock Option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per Share for any FX Stock Option is equal to or greater than the Merger Consideration, such FX Stock Option will be canceled without payment of consideration. "FX Stock Option" means a stock option to acquire FX Common Stock granted under an FX Stock Plan. "FX Stock Plans" mean the 2006 Stock Option Plan and the 2012 Incentive Compensation Plan.

        The Merger Agreement further provides that each unvested award of restricted Shares of FX Common Stock will become fully vested and all restrictions applicable thereto will lapse effective upon the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer. FX will take all actions necessary to effect such transactions contemplated by the Merger Agreement under the FX Stock Plans and any other plan or arrangement of FX, including delivering all notices and making any determinations and/or resolutions of the FX Board or a committee thereof.

        The Surviving Corporation will make all payments with respect to each FX Stock Option and each restricted Share of FX Common Stock, without interest, within five (5) business days following the effective time of the Merger (and in any event, if the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer occurs on or prior to December 31, 2012 and the effective time of the Merger would occur after December 31, 2012, then no later than December 31, 2012).

        Prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, FX, the FX Board and its compensation committee, as applicable, will adopt resolutions and take any actions that are reasonably necessary to effectuate the actions described above and Thomcorp will take any actions that are reasonably necessary to effectuate the actions described above.

        Representations and Warranties.  In the Merger Agreement, FX has made representations and warranties to Thomcorp and Offeror, including representations with respect to: corporate matters related to FX, such as organization, standing and corporate power; FX's subsidiaries; FX's capital structure; authority of FX to enter into the Merger Agreement; the inapplicability of the Delaware takeover statute; the absence of conflicts with or consents required in connection with the Merger Agreement; FX's disclosure documents and public information; information supplied or to be supplied to Thomcorp and Offeror; absence of certain changes or events; absence of litigation; material contracts; compliance with laws and permits; environmental matters; FX employee benefit plans and other employee matters; taxes; real property; intellectual property; voting requirements for the approval of the Merger Agreement and Merger; brokers and other advisors; affiliate transactions; customers; insurance; and acknowledgement that Thomcorp and Offeror make no representations in addition to those that they make in the Merger Agreement.

        In the Merger Agreement, Thomcorp and Offeror have made representations and warranties to FX, including representations with respect to: corporate matters related to Thomcorp and Offeror including organization, standing and corporate power; capitalization of Offeror and operations of Offeror; authorization with respect to the Merger Agreement; the absence of conflicts with or consents required in connection with the Merger Agreement; information supplied or to be supplied to FX; Section 203 of the DGCL related to interested stockholder transactions; availability of funds; absence of litigation; brokers and other advisors; and acknowledgement that FX makes no representations in addition to those described above.

        Some of the representation and warranties in the Merger Agreement are qualified as to "materiality" or "FX Material Adverse Effect." For purposes of the Merger Agreement, "FX Material Adverse Effect" means any event, change, effect, development, state of facts, condition, circumstance or occurrence (each, an "Event") that individually or taken together with other Events, (1) has a material adverse effect on the business, assets, liabilities, results of operation or financial condition of FX and its subsidiaries, taken as a whole, or (2) would prevent or materially impede, interfere with, hinder or delay the consummation by FX of the transactions contemplated by the Merger Agreement, except with respect to clause (1) to the extent that such material adverse effect results from or is attributable to any of the following: (a) any Events relating to the stabilization of the fiscal condition, currency and creditworthiness of the European Union and certain of its member countries (including Greece, Portugal, Spain, Ireland and Italy), including the resulting debt credit crisis and diminished financial liquidity, possibly abandonment of the Euro currency and/or adoption of independent currencies; (b) any Events resulting from or arising out of counterparty negotiations of brokerage fees or changes in brokerage volume, including as a result of new ventures in the foreign exchange industry; (c) any Events in general United States, European, any European state, Asian or global economic conditions; (d) any Events in conditions generally affecting the electronic trading technology industry; (e) any decline in the market price or trading volume of the Shares on the NYSE (provided, that the exception in this clause (e) will not prevent or otherwise affect a determination that any Event underlying such decline has resulted in or contributed to an FX Material Adverse Effect); (f) any regulatory, legislative or political or geopolitical Events or securities, credit, currency, financial or other capital markets Events, in each case in the United States, the European Union, or any other jurisdiction or geographical area; (g) any failure, in and of itself, by FX or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the exception in this clause (g) will not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to an FX Material Adverse Effect); (h) the execution and delivery of the Merger Agreement, the performance by any party thereto of its obligations thereunder, the identity of (or any facts or circumstances relating to) Thomcorp or its affiliates, or any communication by Thomcorp or any of its affiliates regarding its or their plans or intentions with respect to the conduct of the business or assets of FX and its subsidiaries, or the public announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of FX with its employees or with any other third party, or the initiation of any proceedings against FX as a result thereof (provided that this clause (h) will not diminish the effect of, and will be disregarded for purposes of, the representations and warranties with respect to the absence of conflicts with or consents required in connection with the Merger Agreement; (i) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change, in generally accepted accounting principles (or other accounting standards applicable to FX or its subsidiaries) or in any law applicable to FX or its subsidiaries; (j) any man-made or natural disasters or other force majeure Events or the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the Merger Agreement (whether or not pursuant to the declaration of a national emergency or war); or (k) any action taken by FX as required by the Merger Agreement or taken or omitted to be taken at the express request of Thomcorp or any action or omission to which Thomcorp has consented in writing; provided, however, that any Event referred to in clause (c), (d), (f) or (j) will not be excluded pursuant to such clauses to the extent it disproportionately affects FX and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and countries and regions in which FX and its subsidiaries operate.

        The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of FX, Thomcorp or Offeror or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by any FX documents filed with or furnished to the SEC and publicly available at least two (2) days prior to the date of the Merger Agreement, which is July 6, 2012 or information in FX's confidential disclosure letter. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Thomcorp's or FX's public disclosures.

        Operating Covenants.  The Merger Agreement provides that, from the date of the Merger Agreement to the effective time of the Merger, except (1) as set forth in FX's confidential disclosure letter, (2) as expressly contemplated or permitted pursuant to the Merger Agreement, (3) as required by law or (4) as otherwise consented to in writing by Thomcorp (which consent will not be unreasonably withheld, conditioned or delayed), FX must, and must cause each of its subsidiaries, to conduct its businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships and goodwill with governmental authorities, customers, suppliers, and other persons having material business dealings with FX or its subsidiaries.

        In addition, between the date of the Merger Agreement and until the effective time of the Merger, FX and its subsidiaries are subject to specified operating covenants and restrictions (subject to certain exceptions set forth in the Merger Agreement and FX's confidential disclosure letter), including, without limitation, restrictions relating to: the amendment of charter documents, bylaws or other comparable documents; issuances, sales or pledges of stock; acquisitions, repurchases or redemptions of stock; splits, combinations, subdivisions, reclassifications, dividends or distributions of stock; the liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of FX or any of its subsidiaries; the incurrence of indebtedness for borrowed money or the guarantee of such indebtedness; compensation of directors, employees, agents or consultants; employee benefit plans; settlement of proceedings; accounting methods; tax matters; the acquisition or purchase of another person or interest or the disposition of property or assets of FX; termination, premature termination, material amendment or modification or waiver of any term of any material contract or entry into a contract which contains a change of control or similar provision in favor of the other party; the fees of JPM; capital expenditures; the adoption of shareholders rights plan, poison pill or similar arrangement; or the authorization to take any of the foregoing actions.

        The Merger Agreement provides that, from the date of the Merger Agreement to the effective time of the Merger, Thomcorp and Offeror will not consummate or agree to consummate any purchase or other acquisition of any assets, licenses, operations, rights or businesses that, individually or in the aggregate with any other such purchase or acquisition, is reasonably likely to (1) prevent or materially delay the parties to the Merger Agreement from obtaining any consents, registrations, approvals, permits or authorizations required to be obtained from any governmental authority in connection with the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) result in the imposition of a condition or conditions on any such consents, registrations, approvals, permits or authorizations, or (3) otherwise prevent or materially delay any party to the Merger Agreements from performing its obligations under the Merger Agreement or consummating the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

        Stockholders Meeting.  The Merger Agreement provides that, if after the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, approval of FX's stockholders is required by applicable law to consummate the Merger, FX and/or the FX Board will, in accordance with and to the extent permitted by applicable law, as soon as practicable following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting") for the purposes of considering and taking action upon the Merger Agreement and approving the Merger and not postpone or adjourn the Stockholders Meeting. Notwithstanding the foregoing, if following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer and the expiration of any subsequent offering period made in accordance with the Merger Agreement, if applicable, and the exercise of the top-up option, if applicable, the numbers of Shares beneficially owned by Thomcorp, Offeror and their respective subsidiaries collectively represents at least the number of Shares necessary for Offeror to be merged into FX under the short-form merger provisions of the DGCL without a vote of FX stockholders, the parties have agreed to take all necessary and appropriate action to cause the Merger to be completed as promptly as reasonably practicable thereafter in accordance with applicable law and as otherwise provided in the Merger Agreement without convening a Stockholders Meeting.

        FX's Board Recommendation.  Pursuant to the Merger Agreement, except as provided below, neither the FX Board nor any committee thereof may (1) withhold, withdraw, qualify, amend or modify in a manner adverse to Thomcorp or Offeror, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Thomcorp or Offeror, the recommendation by the FX Board that its stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (the "FX Board Recommendation"); (2) if a tender offer or exchange offer for FX Common Stock that constitutes an Acquisition Proposal (as defined below) (whether or not a Superior Proposal (as defined below)) is commenced by a person unaffiliated with Thomcorp, fail to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the stockholders of FX reject such Acquisition Proposal and not tender any shares of FX Common Stock into such tender or exchange offer (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of FX) (it being understood that the FX Board may refrain from taking any position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act, including issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) of the Exchange Act), (3) fail to publicly reaffirm the FX Board Recommendation within five (5) business days after Thomcorp so reasonably requests in writing; provided, that Thomcorp will only be permitted to make two (2) such requests in any given twenty (20) business day period; (4) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal made or received after the date of the Merger Agreement, (5) cause or permit FX to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement constituting or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below) as permitted under the Merger Agreement) or (6) fail to include the FX Board Recommendation in the Schedule 14D-9 and, if applicable, the Proxy Statement (any of the actions described in clauses (1) through (6) above, an "FX Board Recommendation Change").

        Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, at any time prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, the FX Board (or any committee thereof) may, in response to (1) an Intervening Event (as defined below) or (2) receipt of a bona fide, unsolicited Acquisition Proposal not arising from any breach (other than an inadvertent breach) of the non-solicitation provisions of the Merger Agreement described below after the date of the Merger Agreement that the FX Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal, in each case, effect an FX Board Recommendation Change pursuant to clause (1), (2), (3) or (6) of such definition set forth above if (a) the FX Board (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to effect an FX Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to FX stockholders under applicable law; (b) FX has provided at least twenty-four (24) hours prior written notice to Thomcorp that it intends to effect an FX Board Recommendation Change, describing in reasonable detail the reasons for such FX Board Recommendation Change (a "Recommendation Change Notice"), including a description of the Intervening Event in reasonable detail (in the case of an Intervening Event) or the terms and conditions of the Superior Proposal and the identity of the person(s) (unless prohibited by an Acceptable Confidentiality Agreement) making the proposal (in the case of a Superior Proposal) (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto will not constitute an FX Board Recommendation Change for purposes of the Merger Agreement); (c) if requested by Thomcorp after receipt of such notice, FX will have made its representatives available to discuss with Thomcorp representatives and negotiate in good faith (to the extent Thomcorp desires to negotiate) any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning at 5:00 p.m. New York City Time on the day of delivery by FX to Thomcorp of such Recommendation Change Notice and ending five (5) business days later at 5:00 p.m. New York City Time; provided, however, in the event there is a material change to the facts and circumstances relating to the Intervening Event (in the case of an Intervening Event) or material revisions to the terms or conditions of the Superior Proposal (in the case of a Superior Proposal), FX will be required to deliver a new Recommendation Change Notice to Thomcorp and to comply again with the requirements of this provision, except that references to the five (5) business day period in this clause (c) will be deemed references to a forty-eight (48) hour period; and (d) the FX Board (or any committee thereof) will have determined in good faith (after consultation with outside legal counsel), after considering in good faith the terms of any proposed amendment or modification to the Merger Agreement, that the failure to effect an FX Board Recommendation Change would still reasonably be expected to be inconsistent with its fiduciary duties to FX stockholders under applicable law.

        Nothing in the Merger Agreement will prohibit or restrict FX or the FX Board (or any committee thereof) from, without limiting the generality of the above, (1) taking and disclosing to FX stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (2) issuing a "stop look and listen" statement pending disclosure of its position thereunder as contemplated by Rule 14d-9(f) under the Exchange Act.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement on terms not less favorable in any material respect to FX than those contained in the Confidentiality Agreement (as defined below).

  •
  "Acquisition Proposal" means any written, bona fide offer or proposal (other than an offer or proposal by Thomcorp or Offeror) to engage in an Acquisition Transaction.

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  "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (1) the purchase or other acquisition by any person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of FX Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or "group" (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or "group" beneficially owning more than twenty percent (20%) of FX Common Stock outstanding as of the consummation of such tender or exchange offer; (2) a merger, consolidation, joint venture, business combination or other similar transaction involving FX pursuant to which the shareholders of FX immediately preceding such transaction hold less than twenty percent (20%) of the voting equity interests in the surviving or resulting entity of such transaction; (3) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of FX and its subsidiaries taken as a whole (measured by the fair market value thereof); or (4) a liquidation, dissolution or other winding up of FX and its subsidiaries, taken as a whole.

  •
  "Intervening Event" means a material event, development or change in circumstances with respect to FX occurring, arising or coming to the attention of the FX Board after the date of the Merger Agreement and prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, and which was not known to the FX Board or the executive officers of FX as of or prior to the date of the Merger Agreement.

  •
  "Superior Proposal" means any bona fide written Acquisition Proposal made after the date of the Merger Agreement for an Acquisition Transaction on terms that the FX Board (or any committee thereof) will have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal that the FX Board deems appropriate, including the likelihood and timing of consummation of such Acquisition Transaction, (1) is reasonably likely to be consummated in accordance with its terms and (2) would be more favorable to its stockholders (in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all financial, legal, regulatory and other aspects and conditions of such proposal that the FX Board (or such committee) considers relevant (after giving effect to all adjustments to the terms thereof which may be offered by Thomcorp); provided that for purposes of the definition of "Superior Proposal," the references to 20% in the definition of Acquisition Transaction will be deemed references to 50%.

        No-Solicitation Provisions. FX has agreed that it and its subsidiaries will immediately cease any and all existing discussions (other than to state the Company's non-solicitation obligations under the Merger Agreement) or negotiations with respect to any Acquisition Proposal. The Merger Agreement provides that from and after the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger, FX and its subsidiaries will not, and will direct and use reasonable best efforts to cause its and their respective directors, officers or other employees, controlled affiliates, or any investment banker (in its capacity as an investment banker), attorney or other authorized agent or representative retained by any of them (collectively, "Representatives") not to, directly or indirectly, (1) solicit, initiate, knowingly facilitate or knowingly induce the making, submission or announcement of, or knowingly encourage or assist, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (2) other than in the ordinary course of business, consistent with past practice, and not with the intent of inducing or encouraging any Acquisition Proposal, furnish to any person (other than Thomcorp, Offeror or any designees of Thomcorp or Offeror) or waive restrictions on the use of any non-public information relating to FX or any of its subsidiaries, or afford to any person (other than Thomcorp, Offeror or any designees of Thomcorp or Offeror) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of FX or any of its subsidiaries, (3) participate or engage in discussions or negotiations with any person (other than Thomcorp, Offeror and their respective Representatives) with respect to an Acquisition Proposal, (4) approve, endorse or recommend an Acquisition Proposal, or (5) enter into any contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement pursuant to the terms of the Merger Agreement).

        However, notwithstanding anything to the contrary set forth in the Merger Agreement, prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, FX, FX's subsidiaries, FX's Representatives and the Representatives of FX's subsidiaries may (1) participate or engage in discussions or negotiations with any person or group of persons that has made a bona fide, unsolicited Acquisition Proposal after the date of the Merger Agreement that the FX Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal and/or (2) furnish to any person or group of persons that has made a bona fide, unsolicited Acquisition Proposal after the date of the Merger Agreement that the FX Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal, any non-public information relating to FX and/or any of its subsidiaries and/or afford to any such person or group of persons access to the business, properties, assets, books, records or other non-public information, or to any personnel, of FX and/or any of its subsidiaries, in each case under this clause (2) pursuant to an Acceptable Confidentiality Agreement; provided, however, that in the case of any action taken pursuant to the preceding clauses (1) or (2), (a) the FX Board will have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the FX Board's fiduciary duties to its stockholders under applicable law, (b) FX will as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours following receipt of such Acquisition Proposal) give Thomcorp written notice of the identity of such person or group of persons (unless prohibited by the Acceptable Confidentiality Agreement) and, if applicable, providing Thomcorp with copies of the Acquisition Proposal and any draft agreements relating to the Acquisition Proposal (or, if written copies are unavailable, a summary of the terms thereof), and (c) promptly after furnishing any non-public information or giving access to such person or group of persons, FX will give such access and furnishes such non-public information to Thomcorp (which may be by posting such information to a "virtual data room" available to Thomcorp and its Representatives) to the extent such access or information has not been previously furnished to Thomcorp.

        Pursuant to the Merger Agreement, if FX becomes aware of any receipt by FX of (1) any Acquisition Proposal, (2) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (3) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, FX must reasonably promptly (and in any event, within forty-eight (48) hours) notify Thomcorp of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group of persons (unless prohibited by an Acceptable Confidentiality Agreement) making any such Acquisition Proposal, request or inquiry. FX must keep Thomcorp reasonably informed of any material change in the status or terms of any such Acquisition Proposal, request or inquiry as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt or delivery thereof).

        Employment and Employee Benefits. Pursuant to the Merger Agreement, Thomcorp has agreed that it will, from the effective time of the Merger until 12 months after the closing of the Merger, provide, or cause the Surviving Corporation to, provide to each person who is an employee of FX or any of its subsidiaries immediately prior to the effective time of the Merger and who continues as an employee of the Surviving Corporation or one of its affiliates (each, a "Continuing Employee") (1) total compensation (without any reduction to base salary) that is no less favorable in the aggregate than that in effect immediately prior to the effective time of the Merger, (2) severance benefits that are substantially similar to those available to similarly situated employees of Thomcorp and its subsidiaries taking into account such Continuing Employee's service with FX and (3) employee benefit plans and arrangements (other than, base salary and bonus opportunities and any equity based-plans) that are either (a) substantially comparable in the aggregate to provided to each Continuing Employee immediately prior to the effective time of the Merger or (b) the same as those provided to similarly situated employees of Thomcorp (other than those benefits of Thomcorp that are frozen or discontinued as of the Closing Date). Thomcorp has further agreed that Thomcorp will, or will cause the Surviving Corporation to (1) pay to the Continuing Employees, the bonuses, including the change in control and retention bonuses, described under "Continuing Bonuses and Retention Bonuses" and (2) maintain until at least through and including December 31, 2012 without any modification the commission pay plans of FX and its subsidiaries as in effect on the date of the Merger Agreement and pay all amounts earned by the Continuing Employees under such plans for 2012 to such Continuing Employees at the times specified in such plans. In addition, nothing contained in the Merger Agreement will limit the right of Thomcorp or the Surviving Corporation following the effective time of the Merger to terminate the employment of any Continuing Employee at any time for any or no reason.

        Continuing Bonuses and Retention Bonuses. Thomcorp and FX agreed that an amount equal to $19.4 million (which amount is exclusive of any severance payments), less any commissions already paid in respect of 2012, will be allocated among employees of FX by the current Compensation Committee of the FX Board (the "Compensation Committee") in respect of FX's annual bonuses for 2012. Such bonuses will be paid to those employees determined by the Compensation Committee who remain continuously employed through the earlier of the closing of the Merger or the end of January 2013 or who are involuntarily terminated prior to that time or as otherwise determined by the Compensation Committee. If the closing of the Merger occurs in December 2012 or thereafter, such bonuses are expected to be paid immediately prior to closing of the merger. If the closing of the Merger occurs prior to December 2012, then the Compensation Committee would, in consultation with Thomcorp, consider the timing of the bonus payment and whether it should be made at the closing of the merger or should be made at a later time.

        In addition, Thomcorp, in consultation with FX, will allocate $4.3 million as a retention pool to be paid to current employees of FX as a special bonus or retention payment, such payment to be made within a reasonable time after the closing of the merger; provided, however, that if an employee to whom money from the retention pool was allocated is fired for cause or resigns prior to payment of such money, the retention pool will be reduced by the amount to which such employee was entitled.

        Rule 14d-10(d). FX has agreed that prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, it will (acting through the compensation committee of the FX Board) take such steps as may be required to approve as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each FX Stock Plan, (2) the treatment of the FX Stock Options in accordance with the terms set forth in the Merger Agreement, the applicable FX Stock Plan and any applicable FX Benefit Plans (as defined below) and (3) each other FX Benefit Plan that provides compensation or benefits in connection with the transactions contemplated by the Merger Agreement, for purposes of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act. "FX Benefit Plan" means a bonus, qualified pension or profit sharing, nonqualified deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, employment, retirement, vacation, severance, change of control, retention, disability, death benefit, hospitalization, medical benefit or other material pension or welfare plan, policy, program, agreement, contract or arrangement maintained or contributed to by FX or any of its subsidiaries for the benefit of any current or former employee, officer, or director of FX or any of its subsidiaries, other than any such plan, policy, program, agreement, contract or arrangement maintained by or to which contributions are mandated by a governmental authority.

        Indemnification, Exculpation and Insurance. The Merger Agreement provides that all rights to indemnification against and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger (including any matters arising in connection with the transactions contemplated by the Merger Agreement), now existing in favor of the current or former directors or officers of FX as provided in FX's certificate of incorporation and bylaws and any resolution adopted by the FX Board or any indemnification agreement between such directors and officers and FX or its subsidiaries in each case, as in effect immediately prior to the execution and delivery of the Merger Agreement, and, in the case of certain such resolutions or indemnification agreements set forth in FX's confidential disclosure letter will be assumed by the Surviving Corporation in the Merger, without further action, as of the effective time of the Merger, and will survive the Merger and will continue in full force and effect in accordance with their terms.

        The Merger Agreement also provides that the certificate of incorporation and the bylaws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors or officers of FX prior to the effective time of the Merger than are presently set forth in FX's certificate of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the Merger in any manner that would adversely affect the rights thereunder of any such individuals.

        The Merger Agreement also provides that for a period of six (6) years after the effective time of the Merger, in the event of any pending, threatened or actual claim, action, suit, proceeding or investigation (each, a "Claim") in which any person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the effective time of the Merger, a director or officer of FX, any of its subsidiaries or any of their respective predecessors (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (1) the fact that prior to the effective time of the Merger he or she is or was a director or officer of FX, any of its subsidiaries or any of their respective predecessors or (2) acts or omissions prior to the effective time of the Merger by an Indemnified Party in the Indemnified Party's capacity as director or officer of FX or such subsidiary or any of their respective predecessors or taken at the request of FX or such subsidiary or any of their respective predecessors, Thomcorp and the Surviving Corporation, jointly and severally, will indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, reasonable and documented costs, reasonable and documented expenses (including attorney's fees and expenses, whether incurred in advance of or following the final disposition of any Claim), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Thomcorp nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been sought by an Indemnified Party under the terms of the Merger Agreement, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Thomcorp and the Surviving Corporation will advance all documented reasonable fees and expenses (including without limitation documented reasonable fees and expenses of legal counsel, experts, litigation consultants, and the cost of any appeal bonds) incurred by an Indemnified Party in connection with any Claim. The Indemnified Party will qualify for advances, to the fullest extent permitted under applicable law, so long as the Indemnified Party undertakes to repay the advance to the extent that it is ultimately determined that the Indemnified Party is not entitled to be indemnified by FX under the provisions of the Merger Agreement, the organizational documents of the Surviving Corporation, certain specified indemnification agreements set forth in FX's confidential disclosure letter, or applicable law.

        The Merger Agreement also provides that prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, FX may, in consultation with Thomcorp, obtain or pay for any "tail" insurance policies with a claims period of at least six (6) years from and after the effective time of the Merger from an insurance carrier with the same or better credit rating as FX's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance") with benefits and levels of coverage at least as favorable as FX's policies existing as of the date of the Merger Agreement. These "tail" insurance policies will not require the payment of an aggregate annual premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by FX prior to the date of the Merger Agreement to maintain the D&O Insurance. If such "tail" insurance policies cannot be obtained at all or can be obtained only for an amount in excess of three hundred percent (300%) of the current annual premium, prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, FX may, in consultation with Thomcorp, obtain as much directors' and officers' liability insurance coverage as can be obtained for an amount equal to three hundred percent (300%) of the current annual premium. If Thomcorp and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, the Surviving Corporation will, and Thomcorp will cause the Surviving

Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer the D&O Insurance in place as of the date of the Merger Agreement with benefits and levels of coverage at least as favorable as that provided under FX's existing policies as of the date the Merger Agreement, or the Surviving Corporation will, and Thomcorp will cause the Surviving Corporation to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided under FX's existing policies as of the date of the Merger Agreement. Neither Thomcorp nor the Surviving Corporation will be required to pay an aggregate annual premium for such D&O Insurance or comparable D&O Insurance in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by FX prior to the date of the Merger Agreement to maintain the D&O Insurance.

        Reasonable Best Efforts. Pursuant to the Merger Agreement, each of Thomson Reuters, Thomcorp, Offeror and FX has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to (1) take all acts necessary to cause the Offer Conditions and conditions to the Merger to be satisfied as promptly as reasonably practicable, (2) obtain all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and make all necessary registrations and filings and take all steps that may be necessary to obtain an approval or waiver from, or to avoid a proceeding by, any government authority and (3) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

        In addition, the Merger Agreement requires each of Thomcorp, Offeror and FX, (1) as promptly as reasonably practicable after the date of the Merger Agreement (but no later than Friday, July 13, 2012), file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") the notification and report form required under the HSR Act with respect to the transactions contemplated by the Merger Agreement and (2) as promptly as reasonably practicable file with the Financial Services Authority in the U.K. ("FSA") all notification forms and supporting documents and information as required under Section 189 of the Financial Services and Markets Act of 2000 ("FSMA") and as required or requested by the FSA in respect of the change of controllers of FX Alliance Limited in connection with the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Thomcorp and FX have also agreed to use their respective reasonable best efforts to (a) cooperate in all respects with each other with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in each case, regarding the transactions contemplated by the Merger Agreement, (b) keep the other party informed of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division, the FSA or any other governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transaction and (c) subject to applicable law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division, the FSA or any other governmental authority or, in connection with any proceeding by a private party regarding the transaction, any other person, and to the extent permitted by the FTC, the Antitrust Division, the FSA or other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable law.

        Notwithstanding anything to the contrary in the Merger Agreement, each of Thomson Reuters, Thomcorp, Offeror and FX agreed that the "reasonable best efforts" standard described above will not require, or be construed to require Thomcorp or any of its affiliates or permit FX or any of its affiliates, in order to obtain any required approval from any governmental authority or third party, to sell, license, divest or dispose of or hold separate, any entities, assets, intellectual property rights or businesses of Thomcorp, FX or the Surviving Corporation (or any of their respective subsidiaries or affiliates).

        Stock Exchange De-listing. Prior to the closing of the Merger (the "Closing Date"), FX will cooperate with Thomcorp and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws (including the rules and regulations of the NYSE) to cause the delisting of FX Common Stock from the NYSE and the deregistration of FX Common Stock under the Exchange Act as promptly as practicable after the effective time of the Merger.

        Takeover Statutes. Thomcorp, FX and their respective boards of directors are required to (1) take all reasonable action necessary to ensure that no takeover statute is or becomes applicable to the Merger Agreement or the transactions provided for therein, including the Offer, the top-up option and the Merger, and (2) if any takeover statute becomes applicable to the Merger Agreement or the transactions contemplated therein, take all reasonable action necessary to ensure that the transactions provided for in the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and must otherwise act to eliminate or minimize the effect of such takeover statute on Thomcorp and Offeror, the Merger Agreement and the transactions provided for therein.

        Company Loan Agreement. At the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, FX must pay all outstanding obligations owed under the Revolving Credit Agreement dated January 26, 2012 (effective on February 14, 2012), by and among the FX, as borrower, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent for the lenders and swing line lender. At the request of FX, Thomcorp must contribute all funds necessary for FX to pay such outstanding obligations. In the event that Thomcorp contributes any funds to FX pursuant to the immediately preceding sentence, FX is required to issue to Thomcorp in exchange for such contribution, a number of Shares equal to (1) the amount so contributed divided by (2) the Offer Price.

        FIRPTA Certificate. On the Closing Date, FX is required to provide to Thomcorp a statement issued in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date, signed under penalty of perjury, and in form and substance reasonably satisfactory to Thomcorp, certifying that FX is not, and has not been for the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        Transaction Litigation. FX and Thomcorp are required to give each other the opportunity to participate in the defense, settlement and/or prosecution of any pending or threatened litigation related to the transactions contemplated by the Merger Agreement. FX has agreed that neither it nor any of its subsidiaries or Representatives will compromise or settle any such litigation unless Thomcorp consents to such compromise or settlement in writing (which consent will not be unreasonably withheld, conditioned or delayed).

        Earnings Results and Lock-Up Waiver. Unless the Lock-Up Waivers (as defined below) have been obtained, FX is required to use its reasonable best efforts to release its earnings results for FX's fiscal quarter ended June 30, 2012 on or before Monday, August 6, 2012. FX has agreed not to, without the prior written consent of Thomcorp, pay any amount in connection with obtaining any of the Lock-Up Waivers being sought by the applicable stockholders in connection with the transactions contemplated by the Merger Agreement.

        Termination. The Merger Agreement may be validly terminated and the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer only as follows (and not for any other reason or on any other basis):

          (1)   by mutual written consent of Thomcorp, Offeror and FX;

          (2)   by either FX or Thomcorp in the event that the closing of the Offer will not have occurred on or before October 8, 2012 (such date referred to herein as the "Initial Outside Date"); the Initial Outside Date including as it may be extended as set forth below, the "Outside Date"); provided, however, that if, on the Initial Outside Date or any later Outside Date, the HSR Condition or the FSA Condition set forth in paragraph (2) of Section 15 below has not been satisfied but all other conditions to the Offer (except for the Minimum Condition and the condition set forth in paragraph 8 of Section 15 below) have been satisfied, then the Initial Outside Date or such later Outside Date will be automatically extended, without further action by the parties to the Merger Agreement, to the earlier of December 21, 2012 or the date that is one month after the applicable Outside Date; provided, further, that if (a) the Outside Date is extended to December 21, 2012 in accordance with this provision, (b) on December 21, 2012 all other conditions to the Offer (except for the Minimum Condition and the condition set forth in paragraph 8 of Section 15 below) have been satisfied and (c) the Offer and Merger can be consummated on or prior to December 31, 2012 (taking into account, among other things, any required extension of the Offer pursuant to Rule 14d-4 under the Exchange Act), then the Outside Date will be automatically extended, without further action by the parties to the Merger Agreement, to December 31, 2012. If the Outside Date has been extended to December 31, 2012 and the Offer Closing has not occurred by December 31, 2012, then FX has the right (but not the obligation), in its sole discretion, to extend the Outside Date to January 31, 2013. The right to terminate the Merger Agreement pursuant to this provision is not available to any party to the Merger Agreement whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

          (3)   by either FX or Thomcorp if any law is enacted by a governmental authority of competent jurisdiction after the date of the Merger Agreement remaining in effect that makes the acceptance for payment of or payment for FX Common Stock tendered pursuant to the Offer illegal or that prohibits the consummation of the Merger, or any Restraint enjoining or otherwise prohibiting the acceptance for payment of or payment for FX Common Stock tendered pursuant to the Offer or the consummation of the Merger and such Restraint has become final and non-appealable; provided, however, that in the case of a Restraint, a party to the Merger Agreement will not be permitted to terminate the Merger Agreement pursuant to this provision if the issuance of any such Restraint is attributable to the failure of such party the Merger Agreement (or any affiliate of such party) to perform any covenant or other obligation under the Merger Agreement required to be performed by such party to the Merger Agreement (or any affiliate of such party to the Merger Agreement) at or prior to the effective time of the Merger;

          (4)   by FX, in the event that (a) FX complied in all material respects with the non-solicitation and board recommendation provisions of the Merger Agreement described above; (b) FX has received a Superior Proposal; (c) the FX Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to FX's stockholders under applicable law; (d) FX has delivered to Thomcorp a Recommendation Change Notice; (e) if requested by Thomcorp, FX has made its representatives available to discuss with Thomcorp representatives and negotiate in good faith (to the extent Thomcorp desires to negotiate) any proposed modifications to the terms and conditions of the

  Merger Agreement during the period beginning at 5:00 p.m. New York City Time on the day of delivery by FX to Thomcorp of such Recommendation Change Notice and ending five (5) business days later at 5:00 p.m. New York City Time; provided, however that in the event of any material revisions to the terms or conditions of the Superior Proposal, FX is required to deliver a new Recommendation Change Notice to FX and to comply again with the requirements of this provision, except that references to the five (5) business day period are deemed references to a forty-eight (48) hour period (such five (5) business day or forty-eight (48) hour period, as applicable, may be the same five (5) business day or forty-eight (48) hour period contemplated in the third paragraph in "—FX's Board Recommendation" above); (f) the FX Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to the Merger Agreement, that the failure to enter into a definitive agreement relating to such Superior Proposal would still reasonably be expected to be inconsistent with its fiduciary duties to FX's stockholders under applicable law; and (g) FX enters into such Superior Proposal and pays Thomcorp the Termination Fee (as defined below); provided, that the parties to the Merger Agreement have agreed that any termination of the Merger Agreement pursuant to this provision will not be effective until FX has paid the Termination Fee, but if Thomcorp fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by FX, such termination will be effective without regard to this proviso (but subject, in any event, to payment of the Termination Fee within one (1) business day following receipt of such wire instructions);

          (5)   by Thomcorp, in the event that (a) Thomcorp has not breached any of its representations, warranties or covenants under the Merger Agreement in any material respect and (b) FX has (i) breached or be deemed to have breached in any material respect any of its obligations under the non-solicitation and board recommendation provisions of the Merger Agreement described above or (ii) breached any of its representations, warranties or covenants (other than the non-solicitation and board recommendation provisions of the Merger Agreement described above) under the Merger Agreement such that the conditions set forth in clauses (6) or (7) of Section 15 below would not be satisfied and, in the case of this clause (ii), will have failed to cure such breach prior to the earlier of (x) the Outside Date then in effect and (y) the thirtieth (30) business day after FX has received written notice of such breach from Thomcorp (notwithstanding this provision, Thomcorp is not permitted to terminate the Merger Agreement pursuant to clause (ii) in respect of the breach set forth in any such written notice (x) at any time during such thirty (30) business day (or shorter) period, and (y) at any time after such thirty (30) business day (or shorter) period if FX has cured such breach during such thirty (30) business day (or shorter) period);

          (6)   by Thomcorp, in the event that the FX Board (or any committee thereof) has effected an FX Board Recommendation Change; provided, however, that Thomcorp's right to terminate the Merger Agreement pursuant to this provision in respect of an FX Board Recommendation Change will expire ten (10) business days after the first date upon which FX makes such FX Board Recommendation Change;

          (7)   by FX, in the event that (a) FX has not breached any of its representations, warranties or covenants under the Merger Agreement in any material respect and (b) Thomcorp or Offeror will have breached any of its representations, warranties or covenants under the Merger Agreement (which breach would or would reasonably be expected to individually or in the aggregate prevent or materially impede, hinder or delay the consummation of the Offer or the Merger), and will have failed to cure such breach prior to the earlier of (i) the then in effect Outside Date and (ii) the thirtieth (30) business day after Thomcorp has received written notice of such breach from FX (notwithstanding this provision, FX is not permitted to terminate the Merger Agreement pursuant to this provision in respect of the breach set forth in any such written notice (x) at any time during such thirty (30) business day (or shorter) period, and (y) at any time after such thirty (30) business day (or shorter) period if Thomcorp and Offeror have cured such breach during such thirty (30) business day (or shorter) period); or

          (8)   by FX, in the event that (a) Offeror fails to commence the Offer by Wednesday, July 18, 2012 or terminates, withdraws or makes any change to the Offer in violation of the terms of the Merger Agreement or (b) at any scheduled Expiration Date, Offeror fails to accept for payment and pay for shares of FX Common Stock validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with the terms of the Merger Agreement and at such time all of the conditions of the Offer are satisfied and no subsequent expiration date for the Offer is established pursuant to an authorized extension of the Offer.

        Termination Fee. The Merger Agreement contemplates that a termination fee of $14,500,000 (the "Termination Fee") will be payable by FX to Thomcorp under any of the following circumstances in accordance with the terms set forth in the Merger Agreement:

          (1)   in the event that (a) the Merger Agreement is terminated (i) by Thomcorp pursuant to and in accordance with paragraph (5) of "—Termination" above, or (ii) either by Thomcorp or FX pursuant to and in accordance with paragraph (2) of "—Termination" above, (b) at or prior to the time of termination of the Merger Agreement a third party has publicly disclosed a bona fide Acquisition Proposal (such Acquisition Proposal, the "Outstanding Proposal") and (c) within twelve (12) months following the termination of the Agreement, FX enters into a definitive agreement with respect to the Outstanding Proposal or the Outstanding Proposal is consummated;

          (2)   in the event that the Merger Agreement is terminated by Thomcorp pursuant to and in accordance with paragraph (4) of "—Termination" above; or

          (3)   in the event that the Merger Agreement is terminated by Thomcorp pursuant to and in accordance with paragraph (6) of "—Termination" above.

        Any Termination Fee due to Thomcorp under the foregoing paragraph (1) must be paid to Thomcorp by wire transfer of immediately available funds within two (2) business days after entering into a definitive agreement with respect to an Outstanding Proposal (or, earlier, the consummation of the Outstanding Proposal; provided, that if Thomcorp fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by FX, FX will pay to Thomcorp the Termination Fee within one (1) business day following receipt of such wire instructions. Any Termination Fee due to Thomcorp under the foregoing paragraph (2) must be paid to Thomcorp by wire transfer of immediately available funds concurrently with such termination; provided, that if Thomcorp fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by FX, FX will pay to Thomcorp the Termination Fee within one (1) business day following receipt of such wire instructions. Any Termination Fee due to Thomcorp under the foregoing paragraph (3) must be paid to Thomcorp by wire transfer of immediately available funds within two (2) business days after demand by Thomcorp.

        The Merger Agreement further contemplates that a termination fee of $14,500,000 (the "Thomcorp Termination Fee") will be payable by Thomcorp to FX in the event that the Merger Agreement is terminated under any of the following circumstances in accordance with the terms set forth in the Merger Agreement:

          (1)   by either Thomcorp or FX pursuant to and in accordance with paragraph (2) of "—Termination" above if on a date that is five (5) business days prior to the then in effect Outside Date either (a) the condition set forth in paragraph (2) of Section 15 below has not been satisfied or (b) the condition set forth in paragraph (3) of Section 15 below has not been satisfied as a result of any restraint or any law under any competition, merger control, antitrust, investment or similar laws (including the HSR Act) or under the FSMA in respect of the Merger Agreement or the transactions contemplated thereby;

          (2)   by either FX or Thomcorp pursuant to paragraph (3) of "—Termination" above as a result of any restraint or any law under any competition, merger control, antitrust, investment or similar laws (including the HSR Act) or under the FSMA in respect of the Merger Agreement or the transactions contemplated thereby; or

          (3)   by FX pursuant to paragraph (7) of "—Termination" above as a result of a material breach by Thomson Reuters, Thomcorp or Offeror of the provisions described in "—Reasonable Best Efforts" above.

        Any Thomcorp Termination Fee due to FX under the foregoing paragraphs (1) through (3) must be paid to FX by wire transfer of immediately available funds within two (2) business days after any such termination; provided, that if FX fails to deliver its wire instructions to Thomcorp within twenty-four (24) hours following such termination, Thomcorp will pay to FX the Thomcorp Termination Fee within one (1) business day following receipt of such wire instructions.

        Amendment. The Merger Agreement may be amended by FX, Offeror and Thomcorp at any time prior to the effective time of the Merger by an instrument in writing signed by each of them. At any time prior to the effective time of the Merger, each of Thomcorp and Offeror, on the one hand and FX, on the other hand, may (but are not obligated to) (1) extend the time for the performance of any of the obligations or other acts of the other, (2) to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (3) to the extent permitted by applicable law, waive compliance with any of the agreements of the other or any of the conditions for its benefit contained in the Merger Agreement; provided, however, that following the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, certain amendments require the approval of the Independent Directors. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to the Merger Agreement to assert any of its rights hereunder or under applicable law will not constitute a waiver of such rights and, except as otherwise expressly provided therein, no single or partial exercise by any party hereto of any of its rights thereunder will preclude any other or further exercise of such rights or any other rights thereunder or under applicable law.

        Thomcorp Guarantee. The Merger Agreement provides, among other things, that Thomson Reuters will absolutely, unconditionally and irrevocably guarantee to FX the full, complete and timely performance, subject to the terms and conditions of the Merger Agreement, by Thomcorp and Offeror of each and every obligation of Thomcorp and Offeror under the Merger Agreement. Thomson Reuters also agreed to fully comply with the provisions described in "—Reasonable Best Efforts" above.

The Tender and Support Agreements.

        Concurrently with the execution of the Merger Agreement, and in consideration thereof, TCV VI, L.P., TCV Member Fund, L.P., Philip Z. Weisberg, in his individual capacity and in his capacity as the sole trustee of Philip Z. Weisberg 2012 Grantor Retained Annuity Trust, and John W. Cooley (collectively, the "Stockholders"), entered into Tender and Support Agreements with Thomcorp and Offeror (the "Tender and Support Agreements"), whereby each of the Stockholders agreed, subject to the terms and conditions set forth therein, among other things, (1) to use reasonable best efforts to tender (and not withdraw) all of its Shares owned or thereafter acquired in the Offer (the "Covered Securities"), (2) to appear at any meeting of FX's stockholders and vote (a) in favor of the adoption of the Merger Agreement, (b) against approval of any proposal made in opposition to, or in competition with, the transactions contemplated by the Merger Agreement and (c) against any other action or agreement that would reasonably be expected to compete with, impede, interfere with or postpone the consummation of the Offer or the Merger, (3) not to (a) directly or indirectly, transfer any of its Covered Securities, (b) grant any proxies or powers of attorney with respect to any of its Covered Securities, deposit any of its Covered Securities into a voting trust or enter into a voting agreement with respect to any of its Covered Securities, or (c) cause any of its Covered Securities to be, or become subject to, any liens or encumbrances of any kind or character whatsoever, other than those arising under the securities laws, FX's certificate of incorporation or bylaws, or the Lock-Up Agreements (as defined below), subject to certain exceptions.

        Pursuant to the terms of the Tender and Support Agreements, the foregoing obligations of such stockholders are not binding on the parties until (1) the expiration of the Lock-Up Period (as defined in letter agreements, by and between such stockholder, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Goldman, Sachs & Co. ("GS") (the "Lock-Up Agreements")) or (2) the effectiveness of a waiver (the "Lock-Up Waiver") to the Lock-Up Agreement expressly permitting the Stockholder to take the actions contemplated by the Tender and Support Agreements. Merrill Lynch and GS have indicated their intention to release from escrow executed Lock-Up Waivers promptly after July 26, 2012, which is the date that is 15 days after the issuance of a research report concerning FX (the date after which the release of such lock-ups by the counterparties to the Lock-Up Agreements is permitted under the provisions of NASD Rule 2711(f)(4)).

        The Tender and Support Agreements will terminate upon the earlier of (1) the Outside Date then in effect, (2) the termination of the Merger Agreement, (3) the date the FX Board or any committee thereof effects an FX Board Recommendation Change, (4) the date on which FX pays Thomcorp, the Offeror or their designee the Termination Fee contemplated by the Merger Agreement, (5) the entry without the prior written consent of the applicable Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of FX's rights under the Merger Agreement, in each case, that (a) adversely affects, or is reasonably likely to adversely affect, such Stockholder relative to other stockholders of FX, or (b) results in (i) a decrease in the Offer Price or Merger Consideration, (ii) a change in the form of consideration to be paid in the Offer or in the form of Merger Consideration or (iii) a postponement or extension of the Outside Date (except as permitted under the Merger Agreement and as described more fully in "Section 13—The Transaction Documents—The Merger Agreement—Termination), (6) the enactment or issuance of any final and non-appealable law or the taking of any other final and non-appealable action by any governmental authority enjoining or otherwise prohibiting the transactions contemplated by the Tender and Support Agreements or by the Merger Agreement, (7) the date on which the such Stockholder ceases to own any Covered Securities and (8) the termination or withdrawal of the Offer prior to the occurrence of the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer.

        Collectively, as of July 8, 2012, the Stockholders party to the Tender and Support Agreements have ownership of an aggregate of 9,252,943 Shares, or approximately 32.5% of FX's issued and outstanding Shares as of June 30, 2012, of which up to 30,000 Shares may be donated to charity prior to the commencement of the Offer and will not be subject to the Tender and Support Agreements. The foregoing description is qualified in its entirety by reference to the Tender and Support Agreements which are filed as Exhibits (d)(2), (d)(3) and (d)(4).

Lock-Up Waivers.

        Various stockholders of FX (including the Stockholders that are parties to the Tender and Support Agreements) are subject to letter agreements with Merrill Lynch and GS, entered into in connection with FX's initial public offering, pursuant to which, among other things, each such stockholder is prohibited from tendering such Shares in the Offer until August 7, 2012, unless (1) during the 17 days prior to August 7, 2012, FX releases earnings results or announces material news or a material event relating to FX or (2) prior to August 7, 2012, FX announces that it will release earnings results during the 15-day period following August 7, 2012, then in each case such prohibition will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable. As of July 18, 2012, approximately 22,322,137 Shares (including 9,252,943 Shares that are subject to the Tender and Support Agreements) are subject to such restrictions. FX expects that each of Merrill Lynch and GS will waive the applicability of such restrictions in relation to the Offer to permit each of such stockholders to tender such stockholder's Shares in the Offer. Such waivers are expected to become effective on July 26, 2012, which is the date that is 15 days after the issuance of a research report concerning FX (the date after which the release of such lock-ups by the counterparties to the letter agreements referenced above is permitted under the provisions of NASD Rule 2711(f)(4)). Each of Merrill Lynch and GS have indicated their intention to release from escrow the executed Lock-Up Waivers relating to the Tender and Support Agreements promptly after July 26, 2012. FX expects to issue a press release no later than two business days prior to the effectiveness of a release or waiver from such restrictions.

The Confidentiality Agreement.

        FX and Thomson Reuters (Markets) LLC ("Thomson Reuters (Markets)"), a direct and wholly-owned subsidiary of Thomcorp, entered into a confidentiality agreement dated June 28, 2012, on behalf of Thomson Reuters and its affiliates, other than Tradeweb Markets LLC ("Tradeweb"), a Delaware limited liability company (the "Confidentiality Agreement") in connection with a potential negotiated transaction between the parties. Pursuant to the Confidentiality Agreement, Thomson Reuters and its affiliates agreed to, among other things and subject to certain exceptions, keep confidential information (including, written, oral, electronic, visual or otherwise) furnished to it and its representatives by or on behalf of FX, and to use such information solely for the purpose of evaluating a possible transaction with FX. Pursuant to the Confidentiality Agreement, Thomson Reuters (Markets), on behalf of Thomson Reuters and its affiliates, other than Tradeweb, also agreed that, from July 4, 2012 until December 31, 2012, unless invited in advance by the FX Board, that neither Thomson Reuters nor any of its affiliates, other than Tradeweb, nor any of their respective representatives who are directly involved in the transaction would, directly or indirectly:

  •
  acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any securities (whether equity, debt or otherwise) of FX or its subsidiaries (or beneficial ownership thereof, as such term is used pursuant to Rule 13d-2 under the Exchange Act), any right to vote or to direct the voting or equity securities of FX or any of its subsidiaries or any direct or indirect rights to acquire any securities of FX or any of its subsidiaries or any derivative securities with economic equivalents of ownership of any such securities;

  •
  enter into or agree, offer or propose or otherwise knowingly be involved in or part of any acquisition transaction or other business combination relating to all or part of FX or any of its subsidiaries (whether by way of merger, consolidation, purchase, exchange, recapitalization, restructuring or otherwise) or any acquisition transaction for all or part of the assets of FX or any of its businesses or subsidiaries;

  •
  make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the rules of the SEC) to vote or seek to advise or influence any person or entity with respect to the voting of, any voting securities of FX;

  •
  form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of FX or any of its subsidiaries;

  •
  seek or propose, alone or in concert with others, to influence or control the management or policies of FX or any of its subsidiaries or to become, designate, replace or remove a member of the FX Board or the board of any of its subsidiaries;

  •
  enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person;

  •
  advise, assist, knowingly encourage, or act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities;

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  knowingly publicly disclose (other than, to the extent permitted by the Confidentiality Agreement, to FX or its representatives) any intention, plan or arrangement inconsistent with any of the foregoing;

  •
  request FX, FX's Board or any of their representatives, to amend or waive any provision of the foregoing or otherwise consent to any action inconsistent with any provision of the foregoing;

  •
  take any action for the purpose of causing FX or any of its representatives to make a public announcement regarding the proposed transaction (other than disclosures otherwise expressly permitted by the Confidentiality Agreement); or

  •
  resolve (through the board of directors of Thomson Reuters (Markets), on behalf of Thomson Reuters and its affiliates, other than Tradeweb) to take any of the foregoing actions.

        The foregoing "standstill" obligations will terminate in the event that (1) FX enters into a definitive written merger, sale or other business combination agreement pursuant to which fifty percent (50%) or more of the outstanding common stock of FX would be converted into securities of another person or group or would be owned by persons other than the holders of such stock immediately prior to the consummation of such transaction or which would result in all or substantially all of FX's assets being sold to any person or group or (2) a third party commences a tender or exchange offer for any and all of the outstanding common stock of FX (which tender or exchange offer has a minimum condition of at least fifty percent (50%) of the outstanding common stock) and FX's Board recommends acceptance of such tender or exchange offer to FX's stockholders pursuant to Rule 14d-9 under the Exchange Act.

        In addition, subject to certain exceptions, Thomson Reuters (Markets), on behalf of Thomson Reuters and its affiliates, other than Tradeweb, agreed that, without the consent of FX and for a period of one year from the date of the Confidentiality Agreement, neither it nor its affiliates would solicit for employment, hire or employ any current or former executive officers of FX or certain other employees of FX or any of its affiliates at the level of Senior Director or above. Subject to certain exceptions, FX agreed that, without the consent of Thomson Reuters (Markets), on behalf of Thomson Reuters and its affiliates, other than Tradeweb, and for a period of one year from the date of the Confidentiality Agreement, neither it nor its affiliates would solicit for employment, hire or employ certain individuals listed in the Confidentiality Agreement.

        Except as otherwise provided therein, the Confidentiality Agreement will terminate and be of no force and effect on June 28, 2015.

        The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement. The Confidentiality Agreement is filed as Exhibit (d)(5) to the Schedule TO and is incorporated herein by reference.

14.   Dividends and Distributions.

        Under the terms of the Merger Agreement, from the date of the Merger Agreement to the effective time of the Merger, without the prior written consent of Thomcorp, FX is not permitted to declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, shares, property or any combination thereof) with respect to shares of FX Common Stock, or make any other actual, constructive or deemed distribution with respect to FX Common Stock.

15.   Conditions of the Offer.

        Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including those relating to the obligation of Offeror to pay for, or return the validly tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer, and Offeror may delay its acceptance for payment of or, subject to the restriction referred to above, its payment for, any validly tendered Shares, and, subject to the provisions of the Merger Agreement, Offeror may amend or terminate the Offer and not accept for payment any validly tendered shares, if:

          (1)   prior to the Expiration Date there is not validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the Expiration Date) and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Thomcorp and Offeror, constitute at least a majority of the total number of then outstanding Shares on a fully diluted basis (which total number will be the number of Shares issued and outstanding plus the number of Shares which FX would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but whether or not then vested, convertible, exchangeable or exercisable, but excluding the top-up option, and regardless of the conversion or exercise price or any other term or condition thereof (the "Minimum Condition"));

          (2)   prior to the Expiration Date, (a) any applicable waiting period (or any extension thereof) under the HSR Act has not expired or been terminated (the "HSR Condition") or (b) the FSA has failed to notify Thomcorp pursuant to Section 189(4)(a) of the FSMA that the FSA approves of Thomcorp (and any other potential controllers in Thomcorp's group, to the extent required) acquiring control of FX, or Thomcorp or any potential controllers in Thomcorp's group are not treated as having given such approval pursuant to Section 189(6) of the FSMA (the "FSA Condition");

          (3)   there is in effect any Restraint enjoining or preventing the acceptance for payment of, or the payment for, the Shares or otherwise prohibiting consummation of the Offer or the Merger, or any law has been enacted after the date hereof by a governmental authority of competent jurisdiction that prohibits or makes illegal the Merger or the acceptance for payment of, or the payment for, the Shares pursuant to the Offer;

          (4)   the Merger Agreement has been terminated in accordance with its terms;

          (5)   any FX Material Adverse Effect has occurred following the execution and delivery of the Merger Agreement;

          (6)   as of the date of the Merger Agreement and as of the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (a) any representation or warranty of FX contained in any representation or warranty of FX related to (i) the organization, standing and corporate power of FX, (ii) the subsidiaries of FX, (iii) the capital structure of FX, (iv) the authority of FX, (v) broker's fees and (vi) the fairness opinion of FX's financial advisor of the Merger Agreement is not be true and correct in all respects, except for, in the case of clause (iii), de minimus inaccuracies, or (b) any other representation or warranty of FX contained in the Merger Agreement is not true and correct (without giving effect to any "materiality", "FX Material Adverse Effect" or similar qualifiers set forth therein) except where the failure of such representations and warranties referred to in this clause (b) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, an FX Material Adverse Effect;

          (7)   FX has not performed or complied in all material respects with its obligations, agreements and covenants under the Merger Agreement required to be performed or complied with prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer, and such failure to perform has not been cured prior to the initial acceptance for payment by Offeror of the Shares validly tendered pursuant to the Offer; or

          (8)   Thomcorp has not received a certificate signed on behalf of FX by the chief executive officer of FX certifying as to the satisfaction of the conditions in paragraphs (3), (6) and (7) above.

        The conditions to the Offer set forth above (except for the Minimum Condition) are for the sole benefit of Thomcorp and Offeror, may be asserted by Thomcorp or Offeror regardless of the circumstances (including any action or inaction by Thomcorp or Offeror, provided nothing herein will relieve any party from any obligation or liability such party has under the Merger Agreement) giving rise to any such condition and may be waived only by Thomcorp or Offeror, in their sole discretion, in whole or in part at any applicable time and from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. Any failure by Thomcorp or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms of the Merger Agreement (except for any condition that may only be waived with FX's consent, as described in "Section 13—The Transaction Documents—The Merger Agreement—The Offer").

16.   Certain Legal Matters; Regulatory Approvals.

        General. Based on our examination of publicly available information filed by FX with the SEC and other publicly available information concerning FX, we are not aware of any governmental license or regulatory permit that appear to be material to FX's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. Except as described under "Antitrust," there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to FX's business or certain parts of FX's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "Section 15—Conditions of the Offer."

        Delaware law. As a Delaware corporation, FX is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (3) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203 of the DGCL, the FX Board has approved the Merger Agreement and the transactions contemplated thereby, and therefore the restrictions of Section 203 of the DGCL are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

        State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. FX, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such Merger or other business combination, we believe that there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any validly tendered Shares. See "Section 15—Conditions of the Offer."

        U.S. Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated unless Pre-merger Notification and Report Forms have been filed with the Antitrust Division and the

FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

        Offeror and Thomcorp filed a Pre-merger Notification and Report Form under the HSR Act with respect to the Offer with the Antitrust Division and the FTC on Friday, July 13, 2012 (the "HSR Filing"). The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, Monday, July 30, 2012, unless earlier terminated by the FTC or the Antitrust Division or unless the Antitrust Division or the FTC issues a Request for Additional Information and Documentary Materials (a "Second Request") prior to that time. If a Second Request is issued, the waiting period will be extended until 11:59 p.m., New York City time, 10 calendar days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or the agreement of FX, Thomcorp, Offeror and the Antitrust Division or the FTC, as applicable. In connection with the HSR Filing, Offeror and Thomcorp has made a request for early termination of the waiting period applicable to the Offer pursuant to the HSR Act. There can be no assurance, however, that the HSR Act waiting period will be terminated early.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Offeror, Thomcorp, Thomson Reuters or FX. Private parties (including individual states) may also bring legal actions under the antitrust laws in certain circumstances. Although the parties believe that consummation of the Offer would not violate antitrust law, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "Section 15—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions, "Section 13—Transaction Documents—The Merger Agreement—Termination" for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions and "Section 13—The Transaction Documents—The Merger Agreement—Reasonable Best Efforts" with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals.

        Financial Services Authority Consent. The FSA regulates the acquisition of "control" of any "U.K. authorized person" under the FSMA. FX Alliance Limited ("FX Limited"), a wholly-owned subsidiary of FX, is a U.K. authorized person. Any person who (whether acting alone or in concert) acquires 10% or more of the shares in a U.K. authorized person, or in a parent undertaking of such person, or who acquires 10% or more of the voting power in such authorized person, or in a parent undertaking of such person, would be considered to have acquired "control" for the purposes of FSMA, as would a person who is able to exercise significant influence over the management of such person by virtue of its shareholding or voting power in such person, or in a parent undertaking of such person. A purchaser of 10% or more of the shares of common stock of FX would therefore be considered to have acquired "control" of FX Limited.

        Under FSMA, any person who decides to acquire "control" over a U.K. authorized person must give prior notification to the FSA of its intention to do so. The FSA has 60 working days (without taking into account any interruption period) in which to assess a change of control case. The 60 working days period begins on the day the FSA acknowledges receipt of a complete change of control application. In considering whether to approve such application, the FSA will need to be satisfied that the proposed controller is a suitable and financially sound person to acquire such "control". An acquisition of control by the proposed controller during the FSA assessment period without prior approval from the FSA, is a criminal offence under FSMA. In addition, a failure by FX Limited to make the relevant notification to the FSA under the FSA's rules, could result in action being taken against FX Limited by the FSA.

        A person who is already a controller will also require the prior approval of the FSA if it decides to increase its level of control (i.e. its shareholding or voting power as described above) from less than 20% to 20% or more, from less than 30% to 30% or more, and from less than 50% to 50% or more.

        Other Foreign Notices and Approvals. FX and its subsidiaries conduct business in a number of countries outside of the United States. Based on our review of the information currently available about the businesses in which FX is engaged, transaction filings with each of the Foreign Exchange Dealers Association of India, the Australian Financial Services License Agency, the Australian Markets License Agency and the Hong Kong Monetary Authority will be required after the closing of the Offer. It may be necessary to make filings in addition to those enumerated in this Section 16 with governmental entities in foreign jurisdictions relating to the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that any of the governmental entities will not challenge the acquisition of the Shares on competition or other grounds and if a challenge is made, the results cannot be predicted.

        If our acquisition of Shares is delayed by (1) a request for additional information or documentary material by the Antitrust Division or the FTC pursuant to the HSR Act, (2) a failure to receive unconditional approval from the FSA, or (3) any of the other conditions of the Offer (see "Section 15—Conditions of the Offer") have not been satisfied or waived, we may, and if requested by FX we are required to, extend the Offer for one or more periods of not more than 10 business days each (the length of any such extension to be determined by Thomcorp and Offeror) until the earlier of (1) the date on which the HSR Condition is met, (2) the then in effect Outside Date and (3) the date on which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, or its staff, or the NYSE.

  Legal Proceedings.

        Stockholder Litigation. Following the announcement of the Merger Agreement, on July 13, 2012, a putative class action lawsuit was filed against FX, the FX Board, Thomson Reuters, Thomcorp, and Offeror in the Supreme Court of the State of New York encaptioned Michael Rubin, on behalf of himself and all others similarly situated v. FX Alliance Inc. et al., Index No. 652450/2012. The plaintiff in the case purports to sue on behalf of a class of FX stockholders and alleges that the members of the FX Board breached their fiduciary duties by, among other things, agreeing to sell FX at an inadequate price, failing to maximize the value of FX, and agreeing to preclusive deal protection devices that unduly restrict the ability of other potential acquirers to bid on FX successfully. The complaint also alleges that FX and Thomson Reuters aided and abetted the purported breach of fiduciary duties. The complaint seeks, among other things, an injunction prohibiting consummation of the proposed transaction or, if the transaction is consummated, rescinding the transaction, imposition of a constructive trust, compensatory and/or rescissory damages, and costs, including reasonable attorneys' fees, expenses, and expert fees. The foregoing description is qualified in its entirety by reference to the complaint which is filed as Exhibit(a)(5)(C).

17.   Fees and Expenses.

        Thomson Reuters retained Barclays Capital Inc. ("Barclays") to act as financial advisor in connection with the Offer and to provide certain financial advisory services to Thomson Reuters and its affiliates in connection with the proposed acquisition of FX, for which services Barclays will receive customary compensation. Thomson Reuters has agreed to reimburse Barclays for its reasonable expenses in connection with its engagement and to indemnify Barclays and its affiliates and their respective directors, officers, employees and other representatives against certain liabilities in connection therewith. In the ordinary course of business, including in its trading and brokerage operations, Barclays and its affiliates may hold positions at any time, both long and short, and may trade or otherwise effect transactions for their own accounts and for those of their customers, in Thomson Reuters and/or FX's securities, including the Shares. As a result, Barclays and its affiliates at any time may own certain of Thomson Reuters and/or FX's equity securities, including the Shares. In addition, Barclays and its affiliates may tender Shares into the Offer for their own accounts.

        We have retained Georgeson Inc. to act as the Information Agent and Computershare Inc. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than Barclays, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Offeror or Thomcorp not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company, fiduciary or other person will be deemed to be the agent of Offeror, the Depositary or the Information Agent for the purpose of the Offer.

        We have filed with the SEC a Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, FX has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in "Section 8—Certain Information Concerning FX" with respect to information concerning FX.

CB Transaction Corp.

July 18, 2012

SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF THOMSON REUTERS

        The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Thomson Reuters are set forth below. The telephone number of each such director and executive officer is (646) 223-4000.

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
James C. Smith President & Chief Executive Officer	U.S.	Thomson Reuters, 3 Times Square, New York, New York 10036	Mr. Smith has been President & Chief Executive Officer and director since January 2012. Mr. Smith was Chief Operating Officer of Thomson Reuters from September 2011 to December 2011 and Chief Executive Officer of Thomson Reuters Professional division from April 2008 to September 2011. Prior to the acquisition of Reuters Group PLC ("Reuters") by The Thomson Corporation ("Thomson") in April 2008, he served as Chief Operating Officer of Thomson and as President and Chief Executive Officer of Thomson Learning's Academic and Reference Group. Smith joined the Thomson Newspaper Group in 1987. He held several staff and operating positions, culminating in his role as head of operations for Thomson Newspapers in the U.S. With the sale of the Thomson Newspaper Group in 2000, he joined Thomson in 2001 as Executive Vice President. He began his career as a journalist and held several editorial and general management positions prior to joining Thomson.
Stephen J. Adler Editor-in-Chief, Reuters News & Executive Vice President, News	U.S.	Thomson Reuters, 3 Times Square, New York, New York 10036
Mr. Adler has been Editor-in-Chief, Reuters News, and Executive Vice President, News, since February 2011. Mr. Adler joined Thomson Reuters in January 2010 as Senior Vice President and Editorial Director of Thomson Reuters Professional division. Prior to January 2010, Mr. Adler was Editor-in-Chief of BusinessWeek during his five-year tenure at that company. He also held various senior leadership roles during his 16 years at The Wall Street Journal. Mr. Adler began his career as a reporter at local newspapers in Florida.

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
Stephane Bello Executive Vice President & Chief Financial Officer	U.S. and Italy	Thomson Reuters, 3 Times Square, New York, New York 10036	Mr. Bello has been Executive Vice President & Chief Financial Officer since January 2012. Mr. Bello was Chief Financial Officer of Thomson Reuters Professional division from April 2008 to December 2011. Mr. Bello joined Thomson in 2001 and was Senior Vice President and Treasurer until April 2008. Prior to joining Thomson, Mr. Bello held several positions at General Motors in its treasury division, including regional Treasurer of General Motors Europe and Assistant Treasurer of General Motors in New York.
David W. Craig President, Financial & Risk	U.K.	Thomson Reuters, 30 South Colonnade, London E14 5EP, United Kingdom
Mr. Craig has been President, Financial & Risk since January 2012. Mr. Craig was President of Thomson Reuters Governance, Risk & Compliance business from September 2010 through December 2011. Prior to that, Mr. Craig was Chief Strategy Officer of Thomson Reuters from April 2008 to August 2010. He joined Reuters in April 2007 as Head of Strategy. Prior to April 2007, Mr. Craig was a Partner at McKinsey & Company and a Senior Principal and Partner at American Management Systems.
Chris Kibarian President, Intellectual Property & Science	U.S.	Thomson Reuters, 77 Hatton Garden, London EC1N8JS, United Kingdom
Mr. Kibarian has been President, Intellectual Property & Science since February 2011. Mr. Kibarian was President of the Business of Law unit within Thomson Reuters Legal from January 2010 to February 2011. He was President and General Manager of FindLaw from March 2007 to December 2009. Mr. Kibarian joined Thomson in 2001 and has held a number of other key leadership positions within the organization, including Consultant, Global Strategy in the Legal & Regulatory business and Senior Vice President, Strategy and Development in the Tax & Accounting business.
Brian Peccarelli President, Tax & Accounting	U.S.	Thomson Reuters, 2395 Midway Road, Carrollton, Texas 75006
Mr. Peccarelli has been President, Tax & Accounting since February 2011. Prior to February 2011, Mr. Peccarelli was President of Workflow & Service Solutions within the Tax & Accounting business for seven years. Mr. Peccarelli joined Thomson in 1984 and has held a number of other key leadership positions within the organization, including Vice President of the Corporate Services Market and General Manager for RIA Compliance. He is also a certified public accountant and a lawyer.

Schedule I-2

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
James T. Powell Executive Vice President & Chief Technology Officer	U.S.	Thomson Reuters, 3 Times Square, New York, New York 10036	Mr. Powell has been Executive Vice President & Chief Technology Officer since July 2008. Previously, Mr. Powell was CTO of Thomson Reuters Markets division from April 2008 to July 2008. Prior to Thomson's acquisition of Reuters, he was CTO of Reuters Enterprise division from July 2007 to April 2008. At Reuters, Mr. Powell held a number of other senior leadership positions, including Global Head of Product Development. He has also held senior leadership positions at Solace Systems, Citadel Investment Group and TIBCO Finance Technology.
Shanker Ramamurthy President, Global Growth & Operations	U.S. and Australia	Thomson Reuters, 3 Times Square, New York, New York 10036
Mr. Ramamurthy has been President, Global Growth & Operations since January 2012. Mr. Ramamurthy was President of Sales & Trading and President of the combined Sales & Trading and Investment & Advisory businesses of Thomson Reuters from June 2011 to December 2011. Prior to joining Thomson Reuters in June 2011, Mr. Ramamurthy was General Manager of the Banking & Financial Market business at IBM. He has over 20 years of experience as a strategic consultant and was also previously a lead partner with PricewaterhouseCoopers LLP in their Financial Consulting practice before joining IBM when it acquired PricewaterhouseCoopers' consulting business.
Deirdre Stanley Executive Vice President & General Counsel	U.S.	Thomson Reuters, 3 Times Square, New York, New York 10036
Ms. Stanley has been Executive Vice President & General Counsel since April 2008. Prior to Thomson's acquisition of Reuters in April 2008, Ms. Stanley was Senior Vice President and General Counsel of Thomson. Prior to joining Thomson in July 2002, Ms. Stanley served in various senior executive positions, including Deputy General Counsel at USA Networks, Inc. and its successor companies. From 1997 through 1999, Ms. Stanley served as Associate General Counsel for GTE Corporation, where she headed the mergers and acquisitions practice group. Before GTE Corporation, Ms. Stanley practiced law at Cravath, Swaine & Moore in New York.

Schedule I-3

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
Mike Suchsland President, Legal	U.S.	Thomson Reuters, 610 Opperman Drive, Eagan, Minnesota 55123	Mr. Suchsland has been President, Legal since January 2012. Mr. Suchsland was President of Corporate, Government & Academic within the Thomson Reuters Legal business from January 2008 to December 2011. He was President, West Education Group from December 2003 to December 2007. Mr. Suchsland joined Thomson in 1998. Prior to joining Thomson, Mr. Suchsland served as Vice President, Strategy and Business Development at Thorn Americas, Deputy Head of International at CCH and Senior Associate at Booz Allen Hamilton.
Peter Warwick Executive Vice President & Chief People Officer	U.S. and U.K.	Thomson Reuters, 3 Times Square, New York, New York 10036
Mr. Warwick has been Executive Vice President & Chief People Officer since January 2012. Mr. Warwick was Chief Operating Officer of Thomson Reuters Professional division from April 2011 to December 2011. Mr. Warwick joined Thomson in 1998 and has held a number of key leadership positions within the organization, including President and CEO of Thomson Reuters Legal, President and CEO of Thomson Tax & Accounting and CEO of Thomson Legal & Regulatory Asia Pacific. Prior to joining Thomson, Mr. Warwick was managing director of Pitman Publishing, deputy chief executive of the Longman Group and chief executive of Pearson Professional in London.
David Thomson Chairman	Canada	The Woodbridge Company Limited, 65 Queen Street West, Suite 2400, Toronto, Ontario M5H 2M8, Canada
Mr. Thomson is a Chairman of Woodbridge, the Thomson family investment company and Chairman of The Globe and Mail Inc., a Canadian media company. Mr. Thomson is an active private investor with a focus on real estate and serves on the boards of several private companies.
W. Geoffrey Beattie Deputy Chairman	Canada	The Woodbridge Company Limited, 65 Queen Street West, Suite 2400, Toronto, Ontario M5H 2M8, Canada
Mr. Beattie is President and a director of Woodbridge, the Thomson family investment company. He is also a director of General Electric Company, Maple Leaf Foods Inc. and Royal Bank of Canada. In addition to his public company board memberships, Mr. Beattie is a director of The Globe and Mail Inc., a Canadian media company. He is also a trustee of the University Health Network.

Schedule I-4

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
Manvinder (Vindi) S. Banga Director	India	Clayton, Dubilier & Rice, LLP, Cleveland House, 33 King Street, London SW1Y 6RJ, United Kingdom	Mr. Banga joined Clayton, Dubilier & Rice, LLC, a private equity investment firm, as an Operating Partner based in London in June 2010. Prior to that, he held a number of senior executive positions over his 33 year career with Unilever, including President, Food, Home & Personal Care of Unilever PLC, Business Group President of Unilever's Home and Personal Care business in Asia and Chairman and Managing Director of Hindustan Unilever Ltd. Mr. Banga is a member of the Prime Minister of India's Council on Trade & Industry. He is also a director of Marks and Spencer Group plc and Maruti Suzuki Ltd.
Mary Cirillo Director	U.S.	Hudson Ventures Partners, 535 Fifth Avenue, 14th Floor, New York, New York 10017
Ms. Cirillo is a corporate director. Ms. Cirillo was Chair and Chief Executive Officer of Opcenter, LLC, an Internet consulting firm, from 2000 to 2003. Prior to that, she was a senior banking executive at Bankers Trust and Citibank for over 20 years. Ms. Cirillo is a member of the Advisory Board of Hudson Venture Partners, L.P., a venture capital firm, and serves on the boards of several cultural and educational organizations. She is also a director of DealerTrack Holdings Inc. and ACE Ltd.
Steven A. Denning Director	U.S.	General Atlantic LLC, 3 Pickwick Plaza, Greenwich, CT 06830
Mr. Denning is Chairman of General Atlantic LLC, a private equity investment firm that focuses exclusively on investing in growth companies globally. Mr. Denning has been with General Atlantic (or its predecessor) since 1980. He serves on the boards of several cultural and educational organizations.
Lawton W. Fitt Director	U.S.	Thomson Reuters, 3 Times Square, New York, New York 10036
Ms. Fitt is a corporate director. Ms. Fitt served as Secretary (CEO) of the Royal Academy of Arts in London from 2002 to March 2005. Prior to that, she was an investment banker with Goldman Sachs & Co., where she became a partner in 1994 and a managing director in 1996. She is a trustee or director of several not-for-profit organizations in addition to The Carlyle Group, CIENA Corporation and The Progressive Corporation.

Schedule I-5

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
Roger L. Martin Director	Canada	University of Toronto, 105 St. George Street, Toronto, Ontario M5S 3E6, Canada	Mr. Martin is Dean of the Joseph L. Rotman School of Management at the University of Toronto, a post-secondary educational institution, a position he has held since 1998. Previously, Mr. Martin was a Director of Monitor Company, a global strategy consulting firm. Mr. Martin is Chair of the Ontario Task Force on Competitiveness, Productivity and Economic Progress. He also serves on the boards of several not-for-profit organizations. He is also a director of Research in Motion Ltd.
Sir Deryck Maughan Director	U.K.	Kohlberg Kravis Roberts & Co., 9 West 57th Street, New York, New York, 10019
Sir Deryck is a Partner of Kohlberg Kravis Roberts & Co., a global asset management company. He was Chairman and Chief Executive Officer of Citigroup International until 2004 and served as Vice Chairman of the New York Stock Exchange from 1996 to 2000. He also serves on the boards of several charitable organizations in addition to GlaxoSmithKline plc and BlackRock Inc.
Ken Olisa Director	U.K.	Restoration Partners, Linen Hall, Suite 321, 162-168 Regent Street, London W1B 5TD, United Kingdom
Mr. Olisa is a corporate director. From 1992 to 2006, Mr. Olisa was Chair and CEO of Interregnum PLC, a technology merchant bank. Prior to that, he was a senior executive for over 20 years at Wang Labs and IBM. From 1995 to 2000, Mr. Olisa was a director of Open Text Corporation. Mr. Olisa is the founder and Chairman of Restoration Partners, a boutique technology merchant bank. He serves on the boards of several U.K. not-for-profit organizations.
Vance K. Opperman Director	U.S.	Key Investment, Inc., 225 South Sixth Street, #5200, Minneapolis, Minnesota 55402
Mr. Opperman is President and Chief Executive Officer of Key Investment, Inc., a private investment company involved in publishing and other activities. Previously, Mr. Opperman was President of West Publishing Company, an information provider of legal and business research that is now owned by Thomson Reuters. He serves on the boards of several educational and not-for-profit organizations. He is also a director of TCF Financial Corporation.
James C. Smith Director	U.S.	Thomson Reuters, 333 Bay Street, Suite 400, Toronto, Ontario M5H 2R2, Canada	Please see above for Mr. Smith's biography.

Schedule I-6

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
John M. Thompson Director	Canada	Thomson Reuters 333 Bay Street, Suite 400 Toronto, Ontario M5H 2R2, Canada	Mr. Thompson is a corporate director. Mr. Thompson served as non-executive Chairman of the Board of The Toronto-Dominion Bank, a Canadian financial institution, for eight years until January 1, 2011. Prior to that, he was Vice Chairman of the Board of IBM from 2000 until 2002. Mr. Thompson also held a number of senior management positions in his career at IBM including having oversight responsibility for the company's worldwide technology, manufacturing and business strategy. He also is a director of The Toronto-Dominion Bank. Mr. Thompson is also Chancellor of the University of Western Ontario.
Peter J. Thomson Director	Canada	The Woodbridge Company Limited 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8, Canada	Mr. Thomson is a Chairman of Woodbridge, the Thomson family investment company. Mr. Thomson is an active private equity investor and serves on the boards of several private companies.
Wulf von Schimmelmann Director	Germany and Switzerland	Fliederstrasse 1a, D-82377 Penzberg, Germany
Mr. von Schimmelmann is a corporate director. Mr. von Schimmelmann was Chief Executive Officer of Deutsche Postbank AG from 1999 to June 2007, where he transformed the organization from a check processing division of Deutsche Post to one of Germany's leading retail banks. Since 2007, he has served as Chairman of the Supervisory Board of Deutsche Post DHL AG, an international leader in mail and logistics services. He also serves as a member of the Supervisory Board of Maxingvest AG. Prior to his lengthy career in banking, he was a partner at McKinsey & Co., working in Switzerland, the U.S. and Germany. He is also a director of Accenture and Western Union.

Schedule I-7

SCHEDULE II DIRECTORS AND EXECUTIVE OFFICERS OF THOMCORP

        The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Thomcorp Holdings Inc. are set forth below. The telephone number of each such director and executive officer is (203) 539-8000.

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
Alden Y. Sonander Jr. President	U.S.	Thomson Reuters, One Station Place, Stamford, Connecticut 06902	Mr. Sonander has been Vice President and Global Head of Tax Strategy of Thomson Reuters since November 2010. From August 2008 to November 2010, he was Vice President and Head of Tax for the U.S. and Latin America regions. From June 2007 through July 2008, Mr. Sonander was the tax department project management lead for the structuring of Thomson's acquisition of Reuters. He has also served on the board of directors for the Organization for International Investment since December 2011. Mr. Sonander joined Thomson in October 1991.
Kevan Parekh Treasurer	U.S.	Thomson Reuters, 3 Times Square, New York, New York 10036
Mr. Parekh has been Treasurer of Thomson Reuters since November 2011. From July 2009 to October 2011, he was Vice President, Finance, Financial Planning & Analysis, Decision Support for Thomson Reuters Professional division. Prior to joining Thomson Reuters, he spent 10 years at General Motors Corporation in various Treasury and Corporate Finance roles and was Treasurer of its European business from May 2007 to June 2009.
Marc E. Gold Director	U.S.	Thomson Reuters, One Station Place, Stamford, Connecticut 06902
Mr. Gold has been Senior Vice President and Associate General Counsel, Corporate & Securities of Thomson Reuters since November 2010. From April 2008 to November 2010, he was Vice President and Associate General Counsel, Corporate & Securities. From May 2006 to April 2008, he was Associate General Counsel at Thomson. Mr. Gold joined Thomson in January 2003 as Senior Counsel.
Leslie Ilaw Director	U.S.	Thomson Reuters, One Station Place, Stamford, Connecticut 06902
Ms. Ilaw has been Vice President and Head of Tax of Thomson Reuters for U.S. and LatAm regions since March 2011. From November 2010 to March 2011, she was Vice President and Head of U.S. Tax. From 2008 through November 2010, she was Vice President and Head of Global Transfer Pricing. From 2006 to 2008, she was Vice President, Transfer Pricing and Special Projects. Ms. Ilaw joined Thomson in November 1986.
Linda J. Walker Director	U.S.	Thomson Reuters, One Station Place, Stamford, Connecticut 06902
Ms. Walker has been Senior Vice President, Controller and Chief Accounting Officer of Thomson Reuters since April 2008. She was appointed Vice President and Controller of Thomson in 1999. Ms. Walker joined Thomson in 1992.

SCHEDULE III DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR

        The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of the sole director and executive officer of CB Transaction Corp. are set forth below. The telephone number of each such director and executive officer is (646) 223-4000.

Name; Position	Citizenship	Business Address	Present Principal Occupation or Employment and Five-Year Employment History
Timothy G. Collier President and Treasurer	U.K.	Thomson Reuters, 3 Times Square, New York, New York 10036	Mr. Collier has been Chief Financial Officer of Financial & Risk, Thomson Reuters since January 2012. Mr. Collier is a director of certain subsidiaries controlled by Thomson Reuters, including Tradeweb Markets LLC and Thomson Reuters Holdings AG. Mr. Collier is also one of Thomson Reuters nominated directors of Omego LLC, a fifty-fifty joint venture between Thomson Reuters and DTCC. From April 2008 to December 2011, he was Senior Vice President, Finance and Business Development for Thomson Reuters. Prior to its acquisition by Thomson, Mr. Collier was Global Head of Finance and Business Development for Reuters. Mr. Collier joined Reuters in 2002 as Director of Group Treasury.
Priscilla C. Hughes Director	U.S.	Thomson Reuters, 3 Times Square, New York, New York 10036
Ms. Hughes has been Senior Vice President, General Counsel, Americas and Chief Counsel, M&A, of Financial & Risk, Thomson Reuters since January 2012. From April 2008 to December 2011, she was Senior Vice President and General Counsel, Americas of Thomson Reuters Markets. Ms. Hughes joined Thomson Financial in May 2005 as Senior Vice President and General Counsel.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each record stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates or Letters of Transmittal will not be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

If delivering by mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	If delivering by overnight courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the addresses and telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038

Banks and Brokers, Please Call: (212) 440-9800

All Others Call Toll-Free: (866) 277-8239